Exhibit 2.1



















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                         AGREEMENT AND PLAN OF MERGER

                   DATED AS OF THE 19TH DAY OF JUNE, 2002

                                BY AND BETWEEN

                        SHAY INVESTMENT SERVICES, INC.,

                                      AND

                               IBL BANCORP, INC.





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                             TABLE OF CONTENTS

                                                                  Page
                                 ARTICLE I
                                 THE MERGER


Section 1.01     Structure of the Merger                           1
Section 1.02     Effect on Outstanding Shares                      2
Section 1.03     Exchange Procedures                               3
Section 1.04     Dissenters' Rights                                4

                                ARTICLE II
                       REPRESENTATIONS AND WARRANTIES

Section 2.01     Standards                                         4
Section 2.02     Representations and Warranties of Seller          5
Section 2.03     Representations and Warranties of Purchaser      17

                               ARTICLE III
                        CONDUCT PENDING THE MERGER

Section 3.01     Conduct of Seller's Business Prior to the
                 Effective Time                                   21
Section 3.02     Conduct of Purchaser's Business Prior to the
                 Effective Time                                   24
Section 3.03     Cooperation                                      24

                                ARTICLE IV
                                COVENANTS

Section 4.01     Acquisition Proposals                            24
Section 4.02     Certain Policies of Seller                       25
Section 4.03     Employees and Directors.                         26
Section 4.04     Access and Information.                          28
Section 4.05     Certain Filings, Consents and Arrangements.      28
Section 4.06     Antitakeover Provisions.                         29
Section 4.07     Additional Agreements.                           29
Section 4.08     Publicity.                                       29
Section 4.09     Stockholders' Meeting.                           29
Section 4.10     Proxy Statement.                                 29
Section 4.11     Notification of Certain Matters.                 30
Section 4.12     Indemnification.                                 30
Section 4.13     Exemption from Liability Under Section 16(b).    31
Section 4.14     Organization of Shay Acquisition Sub I, Inc.     31

                                   -i-



Section 4.15     Officers and Employees of the Trust              32

                                ARTICLE V
                        CONDITIONS TO CONSUMMATION

Section 5.01     Conditions to Each Party's Obligations           32
Section 5.02     Conditions to the Obligations of Purchaser
                 Under this Agreement                             33
Section 5.03     Conditions to the Obligations of Seller.         34

                               ARTICLE VI
                               TERMINATION

Section 6.01     Termination.                                     35
Section 6.02     Effect of Termination; Expenses.                 36
Section 6.03     Third Party Termination.                         36

                               ARTICLE VII
                CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

Section 7.01     Effective Date and Effective Time.               38
Section 7.02     Deliveries at the Closing.                       38

                               ARTICLE VIII
                              OTHER MATTERS

Section 8.01     Certain Definitions; Interpretation.             38
Section 8.02     Non-Survival of Representations and Warranties.  38
Section 8.03     Waiver; Amendment.                               39
Section 8.04     Counterparts.                                    39
Section 8.05     Governing Law.                                   39
Section 8.06     Expenses.                                        39
Section 8.07     Notices.                                         39
Section 8.08     Entire Agreement; Etc.                           40
Section 8.09     Assignment.                                      40

Annex A     Voting Agreements
Annex B     Plan of Merger
Annex C     Employment Agreement - G. Lloyd Bouchereau, Jr.
Annex D     Employment Agreement - Danny M. Strickland

                                   -ii-



     This is an Agreement and Plan of Merger, dated as of the 19th day of June, 2002 (this "Agreement"), by and between Shay Investment Services, Inc., a Florida corporation, having its principal offices in Miami, Florida ("Purchaser"), and IBL Bancorp, Inc., a Louisiana corporation with its principal office located in Plaquemine, Louisiana ("Seller").

                     INTRODUCTORY STATEMENT

     Each of Purchaser and Seller (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of Purchaser and Seller, respectively, and in the best interests of their respective stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, the respective business strategies of Purchaser and Seller and (iii) has approved this Agreement.

     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser's willingness to enter into this Agreement, certain of Seller's affiliates have executed Voting Agreements, in the form attached hereto as Annex A (the "Voting Agreements"). Pursuant to the Voting Agreements, Seller and certain of its affiliates are willing to agree not to transfer or otherwise dispose of any of the Seller's common stock par value $.01, per share (the "Seller Common Stock"), or any other shares of capital stock of the Seller, upon the terms and conditions therein contained.

     Purchaser and Seller desire to make certain representations, warranties and agreements in connection with the business combination transaction provided for herein and to prescribe various conditions to such transaction.

     In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                ARTICLE I

                               THE MERGER

     SECTION 1.01 Structure of the Merger. Purchaser will cause Shay Acquisition Sub I, Inc., to be organized as a Louisiana wholly-owned special purpose subsidiary of Purchaser ("Merger Sub"). On the Effective Date (as defined in Section 7.01), Merger Sub will merge (the "Merger") with and into Seller, with Seller being the surviving entity (the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in, the Louisiana Business Corporation Law ("LBCL") and pursuant to the terms and conditions of an agreement and plan of merger to be entered into between Merger Sub and Seller in the form attached hereto as Annex B. The separate corporate existence of Merger Sub shall thereupon cease. The Surviving Corporation shall continue to be governed by the laws of the State of Louisiana and its separate corporate existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time (as defined in Section 7.01), the articles of incorporation and bylaws of Seller shall be amended in their entirety to conform to the articles of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective



Time and shall become the articles of incorporation and bylaws of the Surviving Corporation. At the Effective Time, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation.

     Immediately thereafter, the board of directors of the Surviving Corporation shall adopt a plan of dissolution (which shall be a plan of complete liquidation and dissolution of the Surviving Corporation for purposes of Section 332(a) and 337(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and shall cause articles of dissolution authorized in accordance with Section 12:142 of the LBCL to be filed with the Secretary of State of the State of Louisiana.

     Upon the certificate of dissolution of the Surviving Corporation becoming effective (the "Dissolution"), Purchaser will own all the outstanding shares of the common stock, par value $1.00 of Iberville Building and Loan Association, a Louisiana-chartered stock savings association (the "Association"). Immediately upon the Dissolution, the Association will exchange its charter for a federally-chartered stock savings bank charter with limited trust powers. Promptly hereafter, Purchaser will transfer shares representing 100% of common stock, par value $1.00 per share of First Financial Trust (the "Trust"), a Texas chartered trust subsidiary of the Purchaser to the Association, whereupon the Trust will function as an operating subsidiary of the Association.

     Section 1.02 Effect on Outstanding Shares. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Seller Common Stock, issued and outstanding at the Effective Time (other than (i) shares the holder of which (the "Dissenting Stockholder") pursuant to any applicable law providing for dissenters' or appraisal rights is entitled to receive payment in accordance with the provisions of any such law, such holder to have only the rights provided in any such law (the "Dissenters' Shares"), (ii) shares held directly or indirectly by Purchaser (other than (A) shares held in a fiduciary capacity or (B) shares held in satisfaction of a debt previously contracted), or (iii) unallocated shares held in the IBL Bancorp, Inc. 1999 Recognition and Retention Plan (the
"Seller RRP") (the shares referred to in clauses (i), (ii) and
(iii) are hereinafter collectively referred to as the "Excluded Shares")) shall become and be converted into the right to receive $24.00 in cash without interest (the "Merger Consideration").

     (a) As of the Effective Time, each Excluded Share, other than Dissenters' Shares, shall be canceled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

     (b) As of the Effective Time, all shares of Seller Common Stock other than Excluded Shares shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any such share of Seller Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of Seller.

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     Section 1.03   Exchange Procedures.  (a)  At and after the
Effective Time, each certificate (each a "Certificate") previously representing shares of Seller Common Stock (except as specifically set forth in Section 1.02) shall represent only the right to receive the Merger Consideration.

     (b) As of the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with a bank or trust company selected by Purchaser and reasonably satisfactory to Seller to act as exchange agent (the "Paying Agent") pursuant to the terms of an agreement (the "Paying Agent Agreement") in form and substance reasonably satisfactory to Purchaser and Seller, for the benefit of the holders of shares of Seller Common Stock, for exchange in accordance with this Section 1.03, an amount sufficient to pay the aggregate Merger Consideration.

     (c) As soon as practicable after the Effective Time, but no later than five (5) business days after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates the following (i) a letter of transmittal specifying that delivery shall be effected, only upon the delivery and surrender of the Certificates to the Paying Agent, which shall be in a form and contain any other provisions as Purchaser may reasonably determine; and (ii) instructions in effecting the delivery and surrender of the Certificates in exchange for the Merger Consideration. On the Effective Date, each stockholder of Seller that upon proper delivery and surrender of a Certificate or Certificates to the Paying Agent, together with a properly completed and duly executed letter of transmittal, shall be entitled to receive in exchange therefore a check in an amount equal to the product of the Merger Consideration and the number of shares of Seller Common Stock represented by the Certificate or Certificates delivered and surrendered pursuant to the provisions hereof, and the Certificate or Certificates so surrendered shall forthwith be canceled. If all required documentation for a stockholder is received by the Paying Agent within one hundred twenty (120) days after the Effective Time, Purchaser shall direct the Paying Agent to make payment of the Merger Consideration to such stockholder, with respect to the Certificates so delivered and surrendered, within three (3) business days of the receipt of such documentation. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of any shares of Seller Common Stock not registered in the transfer records of Seller prior to the Effective Date, a check for the Merger Consideration may be issued to the transferee if the Certificate representing such Seller Common Stock is presented to the Paying Agent, accompanied by documents sufficient, in the reasonable discretion of Purchaser and the Paying Agent, (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.

     (d) From and after the Effective Time, there shall be no transfers on the stock transfer records of Seller of any shares of Seller Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to Purchaser or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.03.

     (e) Any portion of the aggregate Merger Consideration or the proceeds of any investments thereof that remains unclaimed by the stockholders of Seller for one hundred twenty (120) days after the Effective Time shall be repaid by the Paying Agent to Purchaser. Any stockholders of Seller who have not theretofore complied with this Section 1.03 shall thereafter

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look only to Purchaser for payment of the Merger Consideration of their shares without any interest thereon. Notwithstanding any other provisions of this Agreement, none of Purchaser, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Seller Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in such amount as the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

     Section 1.04 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, any shares of Seller Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his or her appraisal rights under Section 12:130 et seq. of the LBCL shall not be converted into the right to receive the Merger
Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger under the LBCL and to receive such consideration as may be determined to be due with respect to such Dissenters' Shares pursuant to and subject to the requirements of the LBCL. If any such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenters' Shares held by the holder shall thereupon be treated as though such Dissenters'
Shares had been converted into the right to receive the Merger Consideration pursuant to Section 1.02. Seller shall give
Purchaser (i) prompt notice of any notice or demands for appraisal or payment for shares of Seller Common Stock, attempted withdrawals of any such demands and any other instruments served pursuant to the LBCL and received by Seller relating to stockholders' rights of appraisal and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Seller shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                               ARTICLE II

                     REPRESENTATIONS AND WARRANTIES

     SECTION 2.01 Standards. (a) No representation or warranty of Seller or Purchaser contained in Section 2.02 or 2.03, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 2.02 or 2.03, as applicable, there is a Material Adverse Effect (as defined below). Seller's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with this Agreement or a written request of Purchaser.

                                   -4-



     (b) As used in this Agreement, the term "Material Adverse Effect" means an effect which (i) is material and adverse to the business, assets, liabilities, financial condition or results of operations of Seller and the Association, or Purchaser, as the context may dictate, taken as a whole, other than any such effect attributable to or resulting from (A) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities,
(B) any change in generally accepted accounting principles ("GAAP") or regulatory accounting principles, in each case which affects thrifts or their holding companies generally, (C) any change in economic or other conditions affecting thrifts or their holding companies generally, including changes in the prevailing level of interest rates, (D) actions or omissions of Seller and the Association, or Purchaser, taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby, or (E) the Merger and compliance with the provisions of this Agreement on the operating performance of Seller and the Association, or Purchaser, including expenses incurred in connection with this Agreement and the transactions contemplated hereby; or (ii) materially and adversely affects the ability of Seller or Purchaser, as the context may dictate, to perform its material obligations hereunder or (iii) materially and adversely affects the timely consummation of the transactions contemplated hereby.

     (c) For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party, its counsel, any officer of that party or any person acting in a representative capacity.

     Section 2.02 Representations and Warranties of Seller. Subject to Section 2.01, Seller represents and warrants to Purchaser that:

     (a) Organization. (i) Seller is a corporation duly organized and validly existing under the laws of the State of Louisiana, and is a savings and loan holding company duly registered with the Office of Thrift Supervision ("OTS") under the Home Owners' Loan Act, as amended ("HOLA"). Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller owns beneficially and of record all of the shares of capital stock of the Association.

       (ii) The Association is a stock savings and loan association duly organized and validly existing under the laws of the State of Louisiana. The deposit accounts of the Association are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Association has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

       (iii) Seller is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

       (iv) Other than Seller's ownership of the Association, neither Seller nor the Association owns, directly or indirectly, 5% or more of the ownership interests in any corporation, partnership, or similar organization, as of the date of this Agreement. All of the

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shares of capital stock of the Association held by Seller are validly issued, fully paid, nonassessable and not subject to any preemptive rights and are owned by Seller free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

     (b) Capital Structure. (i) The authorized capital stock of Seller consists of 7,000,000 shares of Seller Common Stock and 2,000,000 shares of preferred stock of Seller, par value $.01 per share ("Seller Preferred Stock"). As of the date of this
Agreement: (A) 210,870 shares of Seller Common Stock were issued and outstanding, (B) 11,387 shares of unallocated Seller Common Stock are owned by the IBL Bancorp, Inc. Employee Stock Ownership Plan and Trust (the "ESOP"), including 421.73 shares released for allocation but not yet allocated; (C) no shares of Seller Preferred Stock were issued and outstanding, or reserved for issuance, (D) 3,162 shares of ungranted Seller Common Stock are reserved for future issuance pursuant to the IBL Bancorp, Inc. 1999 Stock Option Plan (the "Seller Option Plan"), and (E) 1,265 shares remain unawarded under the Seller RRP. All outstanding shares of Seller Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights and there are no agreements or understandings with respect to the voting or disposition of any such shares, other than the Employer ESOP Voting Policy. Schedule 2.02(b)(i) sets forth a complete and accurate list of all options to purchase Seller Common Stock that have been granted and are outstanding pursuant to the Seller Option Plan (each a "Seller Option") and all currently outstanding restricted stock grants under the Seller RRP including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant. Seller has not, since December 31, 2001 adopted or modified the terms of any stock option plan or restricted stock or any grants under the Seller Option Plan.

     The authorized capital stock of the Association consists of 1,000,000 shares of common stock, par value $1.00 per share (the "Association Common Stock"), and 500,000 shares of preferred stock, par value $1.00 per share (the "Association Preferred Stock"). As of the date of this Agreement, 1,000 shares of the Association Common Stock were outstanding, no shares of the Association Preferred Stock were outstanding and all outstanding shares of the Association Common Stock were, and as of the Effective Time will be, owned by Seller. All of the outstanding shares of the Association Common Stock are validly issued, fully paid and nonassessable.

       (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Seller may vote are issued or outstanding.

       (iii) As of the date of this Agreement and, except for this Agreement, the Seller Option Agreement, the ESOP, the Seller Option Plan and the Seller RRP, neither Seller nor the Association has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Seller or the Association to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Seller or the Association or obligating Seller or the Association to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, except as provided in the ESOP, and Seller Options issued under the Seller

Option Plan, there are no outstanding contractual obligations of Seller or the Association to repurchase, redeem or otherwise acquire any shares of capital stock of Seller or the Association.

     (c) Authority. Seller has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the requisite vote of the stockholders of Seller and the receipt of all required regulatory or government approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and subject to the approval of this Agreement by the stockholders of Seller, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of Seller and the Association. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

     (d) Stockholder Approval; Fairness Opinion. As to Seller, the affirmative vote of at least two-thirds of the shares of Seller Common Stock present at the meeting to vote on this Agreement is the only remaining stockholder vote required for approval of this Agreement and consummation of the Merger and the other transactions contemplated hereby. Seller has approved this Agreement and consummation of the Merger and the other transactions contemplated hereby in its capacity as the sole stockholder of the Association. Seller has received the opinion of Trident Securities, Inc. ("Trident Securities") to the effect that, as of the date hereof, the Merger Consideration to be received by the stockholders of Seller is fair, from a financial point of view, to such stockholders.

     (e) No Violations. Except as set forth on Schedule 2.02(e), subject to approval of this Agreement by Seller's stockholders and the obtaining of the approvals, consents and waivers referred to in Section 2.02(f), the execution, delivery and performance of this Agreement by Seller will not, and the consummation of the transactions contemplated hereby by Seller will not, constitute
(i) a breach or violation of, or a default under, any law, including any Environmental Law (as defined in Section 2.02(r)), rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Seller or the Association or to which Seller or the Association is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) a breach or violation of, or a default under, the articles of incorporation or bylaws of Seller or the Association or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Seller or the Association under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Seller or the Association is a party, or to which any of their respective properties or assets may be bound or affected (other than under the employment agreements and employee benefit plans to which the Seller and the Association are a party), and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (A) the required approvals, consents and waivers referred to in Section 5.01(b) and (B) the approval of the stockholders of Seller referred to in Section 2.02(d).

     (f) Consents. Except as referred to herein or in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the
Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the HOLA, the Bank Merger Act, as amended (the "BMA"), the FDIA, the LBCL, the rules and regulations of the OTS, the banking law of the State of Louisiana, and the environmental, corporation, securities or "blue sky" laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any other party is necessary for the consummation by Seller or the Association of the Merger or the other transactions contemplated by this Agreement. As of the date hereof, Seller knows of no reason why the approvals, consents and waivers of governmental authorities referred to in this Section 2.02(f) or in Section 4.05 that are required to be obtained should not be obtained without the imposition of any material condition or restriction.

     (g) Reports. (i) As of their respective dates, neither Seller's Annual Report on Form 10-KSB of the Securities and Exchange Commission (the "SEC") for the fiscal year ended December 31, 2001 nor any other document filed subsequent to December 31, 2001 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, each in the form (including exhibits and any documents specifically incorporated by reference therein) filed with the SEC (collectively, "Seller Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of Seller included in Seller Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by Form 10-QSB of the SEC). Each of the consolidated statements of financial condition contained or incorporated by reference in Seller Reports (including in each case any related notes and schedules) fairly presented the consolidated financial position of the entity or entities to which it relates as of its date and each of the consolidated statements of income and of changes in shareholders' equity and of cash flows, contained or incorporated by reference in Seller Reports (including in each case any related notes and schedules), fairly presented the consolidated results of operations, shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. No event has occurred that would cause a normal year-end adjustment to the unaudited interim financial statements prepared prior to the date hereof that would be material in amount or effect and no such adjustment is reasonably likely to occur. Seller has made available to Purchaser a true and complete copy of each Seller Report filed with the SEC since December 31, 2001.

       (ii) Seller and the Association have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1998 with (A) the OTS,
(B) the FDIC, (C) any state banking commission, (D) any other state or federal regulatory authority having jurisdiction over insured depository institutions or their holding companies, (E) the SEC, (F) the National Association of Securities Dealers, Inc., and (G) any other self-regulatory organization ("SRO"), and have paid all fees and assessments due and payable in connection therewith.

     (h) Absence of Certain Changes or Events. Schedule 2.02(h) sets forth the reasonable out of pocket fees and disbursements of Seller incurred in connection with the negotiation of this Agreement through May 31, 2002, plus a good faith reasonable estimate of reasonable attorney's fees of Seller and the fees of Seller's financial advisor anticipated to be incurred subsequent to May 31, 2002 in connection with the negotiation of this Agreement and the completion of the transactions contemplated hereby. Since March 31, 2002 (i) Seller and the Association have not incurred any liability, except in the ordinary course of their business consistent with past practice or in connection with this Agreement and the transactions contemplated hereby,
(ii) Seller and the Association have conducted their respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Seller.

     (i) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Seller or the Association have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted, and all other taxes required to be paid by Seller or the Association, have been paid in full or adequate provision has been made for any such taxes on Seller's balance sheet (in accordance with GAAP), except those that are being contested in good faith and are set forth in Schedule
2.02(i). For purposes of this Section 2.02(i), the term "taxes" shall include all income, sales, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation pending with respect to any taxes of Seller or the Association, and no claim has been made by any authority in a jurisdiction where Seller or the Association do not file tax returns that Seller or the Association is subject to taxation in that jurisdiction. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to Seller or the Association have been paid in full or adequate provision has been made for any such taxes on Seller's balance sheet (in accordance with GAAP). Seller and the Association have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Seller and the Association have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Seller and the Association have timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither Seller nor the Association (i) has made an election under Section 341(f) of the Code, (ii) has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that would be nondeductible under Section 280G of the Code, (iii) has issued or assumed any obligation under
Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, or (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

     (j) Absence of Claims. No litigation, proceeding or controversy before any court or governmental agency is pending against Seller or the Association, and there is no pending claim, action or pro ceeding against Seller or the Association and, to the best of Seller's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

     (k) Absence of Regulatory Actions. Neither Seller nor the Association is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits or trust activities ("Government Regulators"), nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking.

     (l) Agreements. (i) Except arrangements made in the ordinary course of business, Seller and the Association are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K of the Securities Act) to be performed after the date hereof. Except as set forth in Schedule 2.02(l), neither Seller nor the Association is a party to an oral or written (A) agreement with any executive officer or other key employee of Seller or the Association the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller or the Association of the nature contemplated by this Agreement, (B) agreement with respect to any employee or director of Seller or the Association providing any term of employment or compensation guarantee, (C) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (D) agreement containing covenants that limit the ability of Seller or the Association to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Seller (including any successor thereof) may carry on its business (other than as may be required by law or any regulatory agency). Neither Seller nor the Association has entered into, adopted or modified the terms of any of the foregoing since March 31, 2002.

       (ii) Neither Seller nor the Association is in default under or in violation of any provision, and is not aware of any fact or circumstance that has been or could be alleged to constitute a default or violation, of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

       (iii) Schedule 2.02(l)(iii) sets forth all trade names, service marks, trademarks and copyrights pertaining to computer software used by Seller or the Association in connection with any of its businesses, together (if applicable) with all licenses, pursuant to which Seller or the Association enjoys the right to use any of such items of intellectual property. Seller and the Association own or possess valid and binding license and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses and neither Seller nor the Association has received any notice of conflict with respect thereto that asserts the right of others. Each of Seller and the Association has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

     (m) Labor Matters. Neither Seller nor the Association is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Seller or the Association the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or the Association to bargain with any labor organization as to wages and conditions of employment, nor is the management of Seller aware of any strike, other labor dispute or organizational effort involving
Seller or the Association pending or threatened. Seller and the Association are in compliance with applicable laws regarding employment of employees and retention of independent contractors, and are in compliance with applicable employment tax laws.

     (n) Employee Benefit Plans. Schedule 2.02(n) contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all trust agreements related thereto, with respect to any current or former directors, officers, or other employees of Seller or the Association (hereinafter referred to collectively as the "Employee Plans"). All of the Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; and neither Seller nor the Association has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in any penalties or taxes under Sections 502(i) or 502(l) of ERISA or Section 4975 of the Code. Neither Seller, the Association, nor any entity which is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") has contributed to any "multiemployer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980. Neither Seller, the Association, nor any ERISA Affiliate maintains or has ever maintained any Employer Plan subject to Title IV of ERISA or any "single-employer plan" as defined in Section 4001(a)(15) of ERISA. Each Employee Plan of Seller or the Association which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service (the "IRS") and Seller and the Association are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all material respects and any assets of any such Qualified Plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness. There is no pending or threatened litigation, administrative action or proceeding relating to any Employee Plan. Since December 31, 2001, there has been no announcement or commitment by Seller or the Association to create an additional Employee Plan, or to amend an Employee Plan after the date hereof except for amendments required by applicable law or the express terms of this Agreement or which do not materially increase the cost of such Employee Plan; Seller and the Association do not have any obligations for post-retirement or post-employment benefits under any Employee Plan that cannot be amended or terminated upon no more than sixty (60) days' notice without incurring any liability thereunder, other than pursuant to existing employment agreements disclosed in Schedule 2.02(n). With respect to Seller or the Association, except as specifically identified in Schedule 2.02(n), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Seller or the Association to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), will not increase or secure (by way of a trust or other vehicle) any benefits payable under any Employee Plan other than a Qualified Plan and not, by itself, accelerate the time of payment or vesting of any such benefit. With respect to each Employee Plan, if applicable, Seller has supplied to Purchaser a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the three most recent plan years, (B) such Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description and material employee communication for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, and
(E) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan. Seller has not, since December 31, 2001, adopted or amended any of the Employee Plans. The cost of any post-retirement benefits that were deemed to be too immaterial to be included in Seller Reports under Statement of Financial Accounting Standards No. 106 "Employers Accounting for Postretirement Benefits Other than Pensions" are set forth in
Schedule 2.02(n).

     (o) Title to Assets. Seller and the Association have good and marketable title to their properties and assets other than property as to which (i) it is lessee, in which case the related lease is valid and in full force and effect or (ii) it is licensee or sub-licensee, in which case the related license and/or sublicense, as applicable, is valid and in full force and effect. Additionally, with respect to any properties in which Seller and any the Association is a sub-licensee, the master license agreement is valid and in full force and effect. Each lease pursuant to which Seller or the Association is lessor is valid and in full force and effect and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of Seller and the Association are in a good state of maintenance and repair, conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Seller to be adequate for the current business of Seller and the Association.

     (p) Compliance with Laws. Seller and the Association have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their business as they are presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of Seller, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of Seller have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any federal or state regulatory authority having jurisdiction over insured depositary institutions or their holding companies, the SEC, the NASD, or any other SRO (each, a "Governmental Entity"). The business of Seller and the Association are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity.

     (q) Fees. Except for Trident Securities, neither Seller nor the Association, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees in connection with this Agreement or the transactions contemplated hereby.

     (r) Environmental Matters. Except as set forth in Schedule 2.02(r), neither Seller nor the Association nor to the knowledge of each of Seller and the Association, any previous or current owner or operator of any properties at any time owned (including any properties owned or subsequently resold), leased, or occupied by Seller or the Association or used by Seller or the Association in its respective business ("Seller Properties") used, generated, treated, stored, or disposed of any Hazardous Materials (as defined below) on, under, or about Seller Properties except in compliance with all applicable federal, state, and local laws pertaining to air and water quality, environmental contamination Hazardous Materials, waste disposal, air emissions, health and safety and other environmental matters including but not limited to Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601-9675 and the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901-6992k, each as amended ("Environmental Laws"). Seller has not received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to any environmental condition generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or cleanup of any of the Seller Properties, other than matters set forth on Schedule 2.02(r). Neither Seller nor the Association has knowledge of any contamination by Hazardous Materials on any Seller Properties, other than matters set forth in Schedule 2.02(r). There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Seller or the Association of any liability or obligation arising under any Environmental Laws, pending or threatened to the knowledge of Seller or the Association against Seller or the Association, which liability or obligation would, either individually or in the aggregate, have a Material Adverse Effect on either Seller or the Association. Neither Seller nor the Association is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on either Seller or the Association.

    For purposes of this Agreement, Hazardous Materials shall mean: (a) any hazardous or toxic wastes, materials or substances, and other pollutants or contaminants, which are or hereafter become regulated by or under any Environmental Laws; (b) petroleum, petroleum products, petroleum byproducts, crude oil or any fraction thereof; (c) asbestos; (d) polychlorinated biphenyls; (e) radioactive materials; (f) any other substance requiring special handling under any Environmental Laws; (g) any materials which cause a nuisance upon a waste to any property; and (h) any other material or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined or become defined by or under any Environmental Law.

     (s) Loan Portfolio; Allowance; Asset Quality. (i) With respect to each loan owned by Seller or the Association in whole or in part (each, a "Loan"), to the best knowledge of Seller:

         (A) each Loan was issued or originated and is in compliance with all applicable loan policies of the Seller and the Association;

         (B) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject to general principals of equity;

         (C) neither Seller nor the Association nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied (other than the ordinary amortization of principal or prepayment of principal as permitted by the applicable loan documents), canceled or subordinated the note or any of the related security documents, in each case except as otherwise disclosed by documents in the applicable Loan file;

         (D) Seller or the Association is the sole holder of legal and beneficial title to each Loan (or Seller's or the Association's applicable participation interest, as applicable);

         (E) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

         (F) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan;

         (G) there is no litigation or proceeding pending or threatened, relating to the property which serves as security for a Loan that would have a material adverse effect upon the related Loan;

         (H) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable and the interest in such Loan of Seller or the Association created by such participation would not be a part of the insolvency estate of the Loan originator or other third party upon the insolvency thereof; and

         (I) each Loan secured by a mortgage on residential property (except for construction loans) was originated by a bank, thrift, other HUD-approved lender, licensed mortgage broker or insurance company.

       (ii) The allowance for loan losses reflected in Seller's audited statement of condition at December 31, 2001 was, and the allowance for loan losses shown on the balance sheets in Seller
Reports has been and will be, adequate, as of the dates thereof, under GAAP applicable to savings and loan associations and savings and loan holding companies consistently applied.

       (iii) Schedule 2.02(s)(iii) sets forth, by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Seller and the Association that have been classified by any officer of the Association responsible for loan review or by any bank examiner as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" (in the latter two cases, to the extent available) or words of similar import, and Seller and the Association shall promptly after the end of any month inform Purchaser of any such classification arrived at any time after the date hereof.

     (t) Deposits. None of the deposits of Seller or the Association is a "brokered" deposit or subject to any encumbrance, legal restraint or other legal process except to the extent any such deposits serve as collateral for any Loan or are subject to legal restraint in the ordinary course of the banking business due to the action of the depositor or a third party.

     (u) Antitakeover Provisions Inapplicable. Seller and the Association have taken all actions required to exempt Seller, the Association, this Agreement and the Merger from any provisions of an antitakeover nature in their charters and bylaws and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

     (v) Material Interests of Certain Persons. No officer or director of Seller, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Seller or the Association, excluding loans made by the Association. No such interest has been created or modified since the date of the last regulatory examination of the Association.

     (w) Insurance. Seller and the Association are presently insured, and since December 31, 1998, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Seller and the Association are in full force and effect, Seller and the Association are not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of Seller's management, such insurance coverage is adequate.

     (x) Investment Securities. (i) Except investments in Federal Home Loan Bank ("FHLB") stock and pledges to secure municipal deposits and FHLB borrowings pursuant to normal commercial terms and conditions and entered into in the ordinary course or business and restrictions applicable to securities held to maturity and securities available for sale under GAAP, none of the investments made by Seller or any the Association as reflected in the Seller Reports is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

       (ii) Neither Seller nor the Association is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

     (y) Registration Obligations. Neither Seller nor the Association is under any obligation, contingent or otherwise, to register any of its securities under the Securities Act or any banking regulations, except that the Seller Common Stock which may be issued pursuant to the Seller Option Plan has not been registered under the Securities Act.

     (z) Indemnification. Except as provided in Seller's employment agreements or the articles of incorporation or bylaws of Seller or the Association, neither Seller nor the Association is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Seller (a "Covered Person"), and, to the best knowledge of Seller, there are no claims for which any Covered Person would be entitled to indemnification under the articles of incorporation or bylaws of Seller or the Association, applicable law regulation or any indemnification agreement.

     (aa) Books and Records. The books and records of Seller and the Association have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

     (bb) Corporate Documents. Seller has delivered to Purchaser true and complete copies of its and the Association's articles of incorporation and bylaws. The minute books of Seller and the Association constitute a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of Seller and the Association.

     (cc) Liquidation Account. The Merger will not result in any payment or distribution payable out of the liquidation account of the Association.

     (dd) Disclosure. To the knowledge of Seller, all material facts relating to the business, results of operations, financial condition, properties, assets and liabilities (contingent or otherwise) of Seller have been disclosed to Purchaser in, or in connection with, this Agreement. No representation or warranty contained in this Agreement, and no statement contained in any certificate, annex, list, letter or other writing furnished to the Purchaser pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information material to the Merger and which is necessary to make the representations and warranties herein contained not misleading, has been withheld from, or has not been make available, to the Purchaser.

     Section 2.03   Representations and Warranties of Purchaser.
Subject to Section 2.01, Purchaser represents and warrants to Seller that:

     (a) Corporate Organization and Qualification. (i) Purchaser is a Florida corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. Purchaser is in good standing and is qualified to do business as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification. Purchaser has the requisite corporate and other power and authority (including all federal, state, local and foreign government authorizations) to carry on its businesses as they are now being conducted and to own its properties and assets.

       (ii) Merger Sub. Merger Sub will, at the Effective Time, be a corporation duly incorporated and validly existing under the laws of the State of Louisiana. At the Effective Time, Purchaser will have received all requisite approvals of government authorities to own, and Purchaser will own beneficially and of record, all of the outstanding capital stock of Merger Sub.

       (iii) Trust. The Trust is a Texas trust company duly incorporated, validly existing and in good standing under the laws of the State of Texas. The Trust is in good standing and is qualified to do business as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification. The Trust has the requisite corporate and other power and authority (including all federal, state, local and foreign government authorizations) to carry on its businesses as they are now being conducted and to own its properties and assets.

     (b) Authority. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

     (c) No Violations. The execution, delivery and performance of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Purchaser or to which Purchaser (or any of its properties) or Merger Sub is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) a breach or violation of, or a default under, the charter or bylaws of Purchaser or Merger
Sub or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Purchaser or Merger Sub under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Purchaser or Merger
Sub is a party, or to which any of their respective properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than the required approvals, consents and waivers of governmental authorities referred to in
Section 5.01(b). Purchaser knows of no reason why the approvals, consents and waivers of governmental authorities referred to in
Section 5.01(b) should not be obtained without the imposition of any material conditions or restrictions.

     (d) Consents. Except as referred to herein or in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the HOLA, the BMA, the FDIA, the rules and regulations of the OTS, the LBCL, the banking laws of the State of Louisiana, the banking laws of the State of Texas, the Florida Business Corporation Act, and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any other party is necessary for the consummation by Purchaser, Merger Sub or the Trust of the Merger or the other transactions contemplated by this Agreement. Purchaser, Merger
Sub and the Trust know of no reason why the approvals, consents and waivers of governmental authorities referred to in this
Section 2.03(d) or in Section 4.05 should not be obtained without the imposition of any material condition or restriction.

     (e) Financial Statements. The audited financial statements of Purchaser as of December 31, 2001 and 2000 and the years then ended complied as to form in all material respects with applicable accounting requirements and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as many be indicated in the notes thereto). Each of the balance sheets contained in the above reference audited financial statements and in the unaudited statements as of April 30, 2002 and the four months then ended (collectively, "Purchaser Financial Statements") (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in stockholders' equity and of cash flows, contained in Purchaser Financial Statements (including in each case any related notes and schedules), fairly presented the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. No event has occurred that would cause a normal year-end adjustment to the unaudited interim financial statements prepared prior to the date hereof that would be material in amount or effect and no such adjustment is reasonably likely to occur.

     (f)  Absence of Certain Changes or Events.  Since March 31, 2002
(i) Purchaser and the Trust have not incurred any liability, except in the ordinary course of their respective business consistent with past practice, (ii) Purchaser and the Trust have conducted their respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Purchaser or the Trust.

     (g) Absence of Claims. No litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against Purchaser or any of its Subsidiaries (as defined below), or against the directors, officers or employees of the Trust which is reasonably likely, individually or in the aggregate, to materially hinder or delay consummation of the transactions contemplated hereby or to have a Material Adverse Effect, and, to the best of Purchaser's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

     As used in this Agreement, unless the context requires otherwise, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party.

     (h) Absence of Regulatory Actions. Neither Purchaser nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from any Government Regulator, nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking.

     (i) Access to Funds. As of the date of this Agreement, Purchaser has, and on the Closing Date (as defined in Section 7.01) will have, access to all funds necessary to consummate the Merger and pay the aggregate Merger Consideration, Purchaser will enter into the Paying Agent Agreement with Paying Agent on the Closing Date and will meet its obligations to pay the aggregate Merger Consideration. Purchaser does not need to incur borrowings for the express purpose of funding all or part of the aggregate Merger Consideration, and Purchaser does not need to raise additional capital to consummate the transactions contemplated by this Agreement.

     (j) Fees. Other than the financial advisory services performed for Purchaser by RP Financial, LC., neither Purchaser nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fee, and no broker or finder has acted directly or indirectly for the purchase of any Subsidiary of Purchaser, in connection with this Agreement or the transactions contemplated hereby. Purchaser shall not be liable for any financial services advisory fees incurred by Seller. Purchaser shall pay RP Financial its fees for services performed prior to the Effective Date.

     (k) Compliance with Laws. Purchaser and its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their business as they are presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of Purchaser, no suspension or cancellation of any of them is threatened. The corporate affairs of Purchaser and its Subsidiaries have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any federal or state regulatory authority or any other
Governmental Entity for the past three (3) years. The businesses of Purchaser and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity.

     (l) Ownership of Seller Common Stock. Other than as set forth in Schedule 2.03(l), neither Purchaser nor any of its Subsidiaries, affiliates or controlling stockholders own any shares of Seller Common Stock.

     (m) First Financial Trust Company. (i) The Trust engages only in, and will continue to engage only in, activities that federal savings associations may undertake directly. The Trust currently serves only as custodian for certificates of deposit for customers of Purchaser and its Subsidiaries and through the Effective Time will continue to only serve in such capacity. The Trust does not, and through the Effective Time will not, perform any asset management duties or responsibilities, make investment decisions or administer discretionary accounts. Appropriate policies addressing custodial responsibilities of safekeeping assets are maintained. The capital of the Trust fully complies with the Trust's capital plan and with the Texas Finance Code, and the Trust's liquidity ratio exceeds the requirements of the Texas Finance Code. The activities and policies of the Trust comply in all material respects with the requirements of the Texas Finance Code. The Trust's Statement of Principles of Trust Management ("Statement") has been approved by its Board annually, and the activities of the Trust fully comply with such Statement. The Trust and its activities are in compliance with all applicable laws, regulations and industry standards. While the Trust is not currently subject to the jurisdiction of the OTS, its current operations are in compliance with the provisions of Subpart E of 12 C.F.R. Part 550.

       (ii) The officers and employees of the Trust have performed their duties in material compliance with the Trust's policies and the Statement, the Texas Finance Code and all applicable laws, regulations and industry standards. Adequate bond coverage is maintained for the Trust's officers and employees.

       (iii) The Trust is presently insured in accordance with Section 183.112 of the Texas Trust Company Act. Schedule 2.03(m)(iii) sets forth all of the insurance policies and bonds maintained by the Trust. These insurance policies and bonds are in full force and effect, the Trust is not in default thereunder, and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the Trust's management, such insurance coverage is adequate.

       (iv) The books and records for the Trust have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

     (n) Tax Opinion. Purchaser has received an opinion of Thacher Proffitt & Wood, counsel to Purchaser, in form and substance satisfactory to Purchaser, covering the matters set forth in Section 5.02(g) hereof based on the current Code and federal tax laws and regulations.

                               ARTICLE III

                       CONDUCT PENDING THE MERGER

     SECTION 3.01   Conduct of Seller's Business Prior to the
Effective Time.

     (a) General. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause the Association to,
(i) conduct its business in the usual, regular and ordinary course consistent with prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases and advantageous business relationships and use its best efforts to retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of Seller, the Association or Purchaser to perform their covenants and agreements on a timely basis under this Agreement,
(iv) take no action which would materially adversely affect or delay the ability of Seller, the Association or Purchaser to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material, non-standard condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on Seller, except that any actions taken by Seller or the Association pursuant to this Agreement, at the written request of Purchaser or with the written consent of Purchaser shall not be deemed to have a Material Adverse Effect on Seller.

     (b) Forbearance by Seller. Without limiting the covenants set forth in Section 3.01(a) hereof, during the period from the date of this Agreement to the Effective Time, Seller shall not, and shall not permit the Association, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, to:

       (i) change any provisions of the articles of incorporation or bylaws of Seller or Association;

       (ii) except pursuant to the exercise of stock options outstanding as of the date hereof to purchase Seller Common Stock, issue, deliver, sell, pledge, dispose of, grant, encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock of any class of the Seller or the Association, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such currently reserved for grant under the Seller RRP or any other ownership interest, of the Seller or the Association, or enter into any agreement with respect to any of the foregoing other than as contemplated herein;

    (iii) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity or cancel, release or assign any indebtedness of any such person, except in the ordinary course of business or in amounts less than $15,000;

    (iv) increase in any manner the compensation or fringe benefits of any of its employees or directors, except as set forth in Schedule 3.01(b)(iv), or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to or fund or otherwise establish any trust or account related to any Employee Plan with or for the benefit of any employee or director; terminate or increase the costs to Seller or the Association of any Employee Plan, other than as set forth in this Agreement; hire any employee (other than to replace an existing employee at a comparable salary); enter into or amend any employment, commission or bonus contract; make any discretionary contributions to any Employee Plan, except that amounts may be contributed to the Association's Profit Sharing Plan in an amount up to 15% of total compensation in 2002; or amend any Employee Plan other than as required by applicable laws or regulations and other than as may be necessary or advisable, in the opinion of Seller's counsel, to maintain the tax qualified status of any such plan, provided that no such amendment shall increase the benefits payable under such plan or increase Purchaser's obligations thereunder.

       (v) except as contemplated by Section 4.02, change its method of accounting as in effect at March 31, 2002, except as required by changes in GAAP as concurred in writing by Seller's independent auditors;

       (vi) make any investment in any debt security, purchase of stock or securities, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, in each case other than in the ordinary course of business and other than the purchase of FHLB common stock necessary to maintain Seller's membership status with the FHLB of Dallas;

       (vii) enter into any contract or agreement that is not terminable without liability within 30 days, or make any change in, or terminate, any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $10,000 per annum, and other than as specifically provided for in this Agreement;

       (viii) pay, discharge or satisfy any claim, liability or obligation, other than payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of the Seller or the Association;

       (ix) except in the ordinary course of business, or in amounts less than $15,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

       (x) enter into any new line of business or materially expand the business currently conducted by the Seller and the Association or file any application to relocate or terminate the operations of any banking office of the Association;

       (xi) except to the extent required by applicable law or regulation, adopt or implement any new policy or practice or procedure with respect to its loan origination activities, the delegation of loan underwriting functions, the delegation of loan processing functions or alter the loan approval levels for any officer or employee of Seller with authority to approve loan originations or grant such authority to any person who does not have such authority as of the date hereof;

       (xii) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to Seller;

       (xiii) incur any additional borrowings other than non-callable short-term (one year or less) FHLB borrowings consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of Seller or the Association in effect at the date hereof or in connection with borrowings permitted hereunder. Deposits shall not be deemed to be borrowings within the meaning of this paragraph;

       (xiv) make any single capital expenditure in excess of $10,000 or capital expenditures which are in the aggregate in excess of $15,000 for the Seller and the Association taken as a whole;

       (xv) fail to maintain all its properties in repair, order and condition no worse than on the date of this Agreement or fail to maintain insurance until the Effective Date upon all its properties and with respect to the conduct of its business in amount and kind as now in existence and, if not available at rates presently paid by it, in such amount and kind as would be appropriate in the exercise of good business judgment;

       (xvi) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

       (xvii) establish or make any commitment relating to the establishment of any new branch or other office facilities;

       (xviii) capitalize, lend to or otherwise invest in the Association, or invest in or acquire any equity or voting interest in any firm, corporation or business enterprise;

       (xix) nominate to the board of directors of Seller or the Association any person who is not a member of the board of directors of Seller as of the date of this Agreement;

       (xx) agree or make any commitment to take any action that is prohibited by this Section 3.01(b); or

       (xxi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to its capital stock, except for each calendar quarter in which the record date for dividends on Seller Common Stock precedes the Effective Date, Seller may declare regular quarterly dividends in the amount of $0.0575 per share, provided that the Seller may pay a pro rated dividend based on the anticipated Closing Date (as defined in Section 7.01 hereof), it being understood that the Seller's normal dividend payment dates relate to the preceding calendar quarter.

     Seller's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of Seller's compliance with this Section 3.01.

     Section 3.02 Conduct of Purchaser's Business Prior to the Effective Time. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Purchaser shall not, and shall cause its other Subsidiaries not to, (i) take any action that would cause the representation in Section 2.03(i) to fail to be true and accurate or that would materially adversely affect the ability of Purchaser to perform its covenants and agreements on a timely basis under this Agreement or to consummate the transactions contemplated hereby or (ii) knowingly take any action, other than action consistent with acting in the ordinary course of business, which would materially adversely affect or delay the ability of Seller, the Association or Purchaser to obtain any necessary stockholder approvals or approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material, non-standard condition or restriction. Except as expressly provided in this Agreement, Merger Sub shall not conduct any business prior to the Effective Time.

     Section 3.03 Cooperation. Seller shall cooperate with Purchaser and Merger Sub and Purchaser and Merger Sub shall cooperate with Seller in completing the transactions contemplated hereby and shall not take, cause to be taken or agree or make any commitment to take any action: (i) that is reasonably likely to cause any of the representations or warranties of it that are set forth in Article II hereof not to be true and correct, or (ii) that is inconsistent with or prohibited by Section 3.01 or
Section 3.02.

                               ARTICLE IV

                               COVENANTS

     SECTION 4.01 Acquisition Proposals. Seller agrees that neither it nor the Association nor any of the respective officers and directors of Seller or the Association shall, and Seller shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or the Association) not to:

     (a) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Seller) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or 25% or more of the assets or equity securities of, Seller or the Association, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"); or

     (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Seller or its board of directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii)
(A) providing information in response to a request therefore by a person who has made an unsolicited bona fide written Acquisition Proposal if the board of directors receives from such person so requesting such information an executed confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Purchaser and Seller, or (B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) and (B) above, (x) the board of directors of Seller, after consultation with outside legal counsel, in good faith deems such action to be legally advisable for the proper discharge of its fiduciary duties under applicable law and (y) the board of directors of Seller determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement.

     (c) Seller will notify Purchaser promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Seller after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep Purchaser informed of any material developments with respect thereto immediately upon occurrence thereof. Subject to the foregoing, Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Seller will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof, with whom Seller or the Association, employees, agents or representatives have had any contact with respect to the activities described in clause (a) of such sentence within the preceding six (6) months, of the obligations undertaken in this Section 4.01. Seller will promptly request each such person (other than Purchaser) that has previously executed a confidentiality agreement in connection with its consideration of a business combination with Seller or the Association to return or destroy all confidential information previously furnished to such person by or on behalf of Seller or the Association. By virtue of the execution of this Agreement, Seller acknowledges that Purchaser is a third party beneficiary of any and all confidentiality agreements entered into by Seller in the past six
(6) months similar to the confidentiality agreement between the parties hereto, and Seller hereby agrees to enforce such agreements and to permit Purchaser to assist in such enforcement.

     Section 4.02 Certain Policies of Seller. (a) At the written request of Purchaser, Seller shall, and shall cause the Association to, modify and change its loan, litigation, real estate valuation policies and practices (including loan classifications and levels of reserves), investment and asset/liability management policies and practices and operating and internal control procedures after the date on which all required regulatory and stockholder approvals are received and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Purchaser; provided, that such policies and procedures are consistent with GAAP and all applicable laws and regulations; provided, however, that before Seller or the Association makes any such modifications or changes, Purchaser shall certify to Seller that all conditions to Purchaser's obligations to consummate the transactions contemplated by this Agreement set forth in Sections 5.01 and
5.02 hereof (other than the delivery of documents to be delivered by Seller on the Closing Date) have been satisfied.

     (b) Seller's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.02.

     (c)  Purchaser agrees to hold harmless, indemnify and defend
Seller and the Association and their respective directors, officers and employees, from any loss, claim, liability or other damage caused by or resulting from compliance with this
Section 4.02.

     Section 4.03 Employees and Directors. (a) Further Employment. Purchaser shall not have any duty or obligation to continue to employ any of the employees of the Seller or the Association ("Seller's Employees") beyond the Effective Time, other than as set forth in Section 4.03(h) hereof; provided, however, that Purchaser currently intends to retain all of Seller's Employees and will use reasonable efforts under the circumstances to retain such persons after the Effective Time in positions for which they are qualified.

     (b) Employee Benefits. As soon as practicable after the Effective Time, the Purchaser agrees to provide Seller's
Employees who remain employed after the Effective Time
(collectively, the "Transferred Seller Employees") with similar types and levels of employee benefits maintained by the Purchaser for its similarly situated employees.

     Transferred Seller Employees will be granted credit for years of service with the Seller or the Association for eligibility and vesting purposes in connection with Purchaser's benefit plans, including vacation policy. The Purchaser will treat, and cause all of its benefit plans to treat, the service of Transferred Seller Employees with Seller or the Association as service rendered to the Purchaser for purposes of eligibility to participate, vesting and for all other benefits, including applicability of minimum waiting periods for participating, but in no event for purposes of benefit accrual (including minimum pension amount) attributable to any period before the Effective Time. Without limiting the foregoing, the Purchaser shall make reasonable efforts within the parameters of its existing plans not to treat any employee of the Seller or the Association as a "new employee" for purposes of any exclusions under any health or similar plans of the Purchaser for a pre-existing medical condition, and will make appropriate arrangements with its insurance carrier(s) to ensure such result. The Purchaser shall make responsible efforts within the parameters of its health insurance plans to honor any deductible or out-of-pocket expenses incurred under the applicable health insurance plans maintained by Seller and the Association as of the Effective Time. In addition, at the Effective Time the retention payments specified in Schedule 4.03(b) shall be made by Seller to those persons set forth in Schedule 4.03(b).

     (c) ESOP. Seller shall take all necessary action to cause the Seller's ESOP to be terminated as of the Effective Time. The
Merger Consideration received by the ESOP trustees in connection with the Merger with respect to the unallocated shares of Seller Common Stock shall be first applied by the ESOP trustees to the full repayment of the ESOP loan. The balance of the Merger Consideration received by the ESOP trustees with respect to the unallocated shares of Seller Common Stock shall be allocated as earnings to the accounts of all participants in the ESOP who have accounts remaining under the ESOP (whether or not such participants are then actively employed) and beneficiaries in proportion to the account balances of such participants and beneficiaries, to the maximum extent permitted under the Code and applicable law. The accounts of all participants and beneficiaries in the ESOP immediately prior to the Effective Time shall become fully vested as of the Effective Time. As soon as practicable after the date hereof, Seller shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP as of the Effective Time. As soon as practicable after the later of the Effective Time or the receipt of a favorable determination letter for termination from the IRS, the account balances in the ESOP shall be distributed to participants and beneficiaries or transferred to an eligible individual retirement account or plan as a participant or beneficiary may direct. Prior to the Effective Time, no prepayments shall be made on the ESOP loan and contributions to the ESOP and payments on the ESOP loan shall be made consistent with past practices on the regularly scheduled payment dates.

     (d) Seller RRP. On the Effective Date, Purchaser shall cause the RRP Trust to be terminated and Purchaser will pay Merger
Consideration for each awarded and vested share held in the RRP trust to the Paying Agent. The Merger Consideration will thereafter be distributed among RRP participants in accordance with their participation interests.

     (e) Seller Option Plan. At the Effective Time, each Seller Option, which is outstanding and unexercised immediately prior thereto, whether or not then vested or exercisable, shall be cancelled and all rights thereunder shall be extinguished. As consideration for such cancellation, Seller shall enter into an agreement with each holder of a Seller Option to make a payment immediately prior to the Effective Time to each such holder of a Seller Option of an amount determined by multiplying (x) the number of shares of Seller Common Stock subject to such holder's Seller Option by (y) an amount equal to the excess (if any) of
(i) the Merger Consideration, over (ii) the exercise price per share of such Seller Option; provided, however, that no such payment shall be made to such holder unless and until such holder has agreed to such payment and has executed and delivered to Seller an instrument in such form prescribed by Purchaser and reasonably satisfactory to Seller accepting such payment in full settlement of his or her rights relative to Seller Option.

     (f) Continuation of Other Plans. The Purchaser shall have sole discretion with respect to determining whether or when to terminate, merge or continue any other employee benefit plans and programs of the Seller or the Association not covered by this
Section 4.03; provided, however, that the Purchaser shall continue to maintain such plans (other than stock based or incentive plans or the Seller's ESOP) until the Seller Employees are permitted to participate in the Purchaser's plan.

     (g) Profit Sharing Plan. Upon the request of Purchaser at least 60 days prior to the Closing Date, Seller shall take all such action as is necessary to terminate the Seller's Profit Sharing
Plan on a date on or before the Effective Date.

     (h) Settlement of Employment Agreements. Concurrently with the execution of this Agreement, Messrs. G. Lloyd Bouchereau and Danny M. Strickland will enter into employment agreements, effective as of the Effective Time, with the Purchaser and the Association ("New Employment Agreements") in the form attached hereto as Annexes C and D, respectively, in full settlement of the payments and any other rights due under the employment agreements entered into by Messrs. Bouchereau and Strickland with Seller and the Association, respectively ("Seller's Employment Agreements"), and effective immediately prior to the Effective Time. Upon the effectiveness of the New Employment Agreements, Purchaser, Seller or the Association shall have no further liability to Messrs. Bouchereau and Strickland under the Seller's Employment Agreements.

     (i) Directors of the Association. At the Effective Time, the board of directors of the Association shall consist of those persons who served as members of the board of directors of the Association immediately prior to the Effective Time and 2 other individuals who will be designated by Purchaser. Each former director of the Seller or the Association shall be entitled to the director and officer indemnification insurance provision referenced in Section 4.12(c) of this Agreement pursuant to the terms contained therein.

     Section 4.04 Access and Information. Upon reasonable notice, Seller shall (and shall cause the Association to) afford to Purchaser and its representatives (including, without limitation, directors, officers and employees of Purchaser and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours and in a manner calculated to minimize any disruption of Seller's operations throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Purchaser may reasonably request; provided, however, that no investigation pursuant to this Section 4.04 shall affect or be deemed to modify any representation or warranty made herein. Purchaser will not, and will cause its representatives not to, use any information obtained pursuant to this Section 4.04 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, Purchaser will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.04 in accordance with the confidentiality agreement between the Seller and the Purchaser and previously executed by the Purchaser. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party which furnished the same.

     Section 4.05 Certain Filings, Consents and Arrangements. Purchaser and Seller shall, and Purchaser shall cause Merger Sub and Seller shall cause the Association to, (i) as soon as practicable (and in any event within forty-five (45) days after the date hereof) make (or cause to be made) any filings and applications and provide any notices, required to be filed or provided in order to obtain all approvals, consents and waivers of governmental authorities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby, (ii) cooperate with one another (A) in promptly determining what filings and notices are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation or under any relevant agreement or other document and (B) in promptly making any such filings and notices, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (iii) deliver to the other copies of the publicly available portions of all such filings, notices and applications promptly after they are filed.
The application for trust powers and the application for the Trust to become an operating subsidiary of the Association shall be limited to the activities currently engaged in by the Trust.

     Section 4.06 Antitakeover Provisions. Seller shall (and shall cause the Association to) take all steps (i) to exempt or continue to exempt Seller, this Agreement, and the Merger from any provisions of an antitakeover nature in Seller's or the Association's articles of incorporation and bylaws and the provisions of any federal or state antitakeover laws, and (ii) upon the request of Purchaser, to assist in any challenge by Purchaser to the applicability to this Agreement and the Merger of any federal or state antitakeover law.

     Section 4.07 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

     Section 4.08 Publicity. Seller and Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the acquisition contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

     Section 4.09 Stockholders' Meeting. Seller shall use its best efforts, in accordance with applicable law and its articles of incorporation and bylaws, to convene a meeting of the holders of Seller Common Stock (the "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement, no later than October 15, 2002. The board of directors of Seller shall (i) recommend that the holders of Seller Common Stock vote in favor of and approve the Merger and adopt this Agreement, and
(ii) use its best efforts to solicit such approvals, in each case subject to its fiduciary duties if an Acquisition Proposal is received and Section 4.01(b) is applicable. Seller shall consult Purchaser with respect to the timing of the Stockholder Meeting.

     Section 4.10 Proxy Statement. As soon as practicable after the date hereof, Seller shall prepare a Proxy Statement, which shall be reasonably acceptable to counsel to Purchaser, for the purpose of taking stockholder action on the Merger and this Agreement and file the Proxy Statement with the SEC and respond to comments of the staff of the SEC and promptly mail the

Proxy Statement to the holders of record (as of the applicable record date) of shares of voting stock of Seller. Seller represents and covenants that the Proxy Statement and any amendment or supplement thereto, with respect to the information pertaining to it or the Association at the date of mailing to its stockholders and the date of the Stockholder Meeting to be held in connection with the Merger, will be in compliance with the Exchange Act and all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.11 Notification of Certain Matters. Each party shall give prompt notice to the others of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or the Association subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Event. Each of Seller and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

     Section 4.12 Indemnification. (a) From and after the Effective Time, Purchaser agrees to indemnify and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Date, a director, officer, employee or agent of Seller or the Association or a director, officer, employee or agent of another entity at Seller's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Seller's current Articles of Incorporation, and to advance any such Costs to each Indemnified
Party as they are from time to time incurred (subject to receipt of an undertaking to repay such advances if it is ultimately judicially determined that such Indemnified Party is not entitled to indemnification).

     (b) Any Indemnified Party wishing to claim indemnification under Section 4.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof, but the failure to so notify shall not relieve Purchaser of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation, (i) Purchaser shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and Purchaser shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Purchaser does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between Purchaser and the Indemnified Party (and counsel for Purchaser in its reasonable judgment does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and Purchaser shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefore are received; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and
(iii) Purchaser shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may be withheld unless such settlement is reasonable in light of such claims, actions, suits, proceedings or investigations against, and defenses available to, such Indemnified Party.

     (c) For a period of six years after the Effective Time, Purchaser shall cause to be maintained in effect for the former directors and officers of Seller coverage under a policy of directors' and officers' liability insurance no less advantageous to the beneficiaries thereof than the current policies of directors' and officers' liability insurance maintained by Seller; provided, however, that in no event shall Purchaser be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 4.12(c), more than 250% of the current cost ("Maximum Amount"); provided, further, that if the amount of the premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Purchaser shall obtain the most advantageous coverage of directors' and officers' insurance obtainable for an aggregate premium equal to the Maximum Amount; and provided, further, that officers and directors of Seller may be required to make application and provide customary representations and warranties to Purchaser's insurance carrier for the purpose of obtaining such insurance.

     Section 4.13   Exemption from Liability Under Section 16(b).
Schedule 4.13 sets forth the names of Seller Insiders (as defined below) and their corresponding shares of Seller Common Stock and Seller Options that such individuals are entitled to receive cash in exchange for their respective shares of Seller Common Stock and Seller Options. The Board of Directors of Purchaser, or a committee of "Non-Employee Directors" thereof (as such term is defined for purposes of Rule 16b-3(d) under the 1934 Act), shall adopt a resolution providing that the receipt by Seller Insiders of cash in exchange for their respective shares of Seller Common Stock and Seller Options as set forth in Schedule 4.13, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt from liability pursuant to Section 16(b) under the 1934 Act. "Section 16 Information" shall mean information accurate in all material respects regarding Seller Insiders, the number of shares of Seller Common Stock held by each such Seller Insider and expected to be exchanged for cash in the Merger, and the number and description of the Seller Options held by each such Seller Insider. "Seller Insiders" shall mean those officers and directors of Seller who are subject to the reporting requirements of Section 16(a) of the 1934 Act and who are listed in the Section 16 Information.

     Section 4.14 Organization of Shay Acquisition Sub I, Inc. Purchaser shall cause Merger Sub to be organized under the laws of Louisiana. The Board of Merger Sub shall approve this Agreement and the Merger, whereupon Merger Sub shall become a party to, and be bound by, this Agreement, and Purchaser shall adopt and ratify this Agreement in its capacity as the sole shareholder of Merger Sub.

     Section 4.15 Officers and Employees of the Trust. If the employment of one or more of the officers and employees of the Trust is terminated for any reason and if such termination(s) is reasonably likely to result, or does result, in either the application for trust powers or the application for the Trust to become an operating subsidiary of the Association not being approved in a timely manner, then the Purchaser will either (a) promptly replace the terminated officer(s) or employee(s) with persons having skills and experience reasonably acceptable to the Government Regulators or (b) waive the approval of such applications as a condition to its obligation to complete the Merger.

                               ARTICLE V

                      CONDITIONS TO CONSUMMATION

     SECTION 5.01 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment of the following conditions, none of which may be waived:

     (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of Seller's stockholders in accordance with applicable law and regulations.

     (b) Regulatory Approvals. All necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and all other permits, consents, waivers, clearances, approvals, authorizations of and filings with regulatory or governmental bodies and any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made. None of the approvals or waivers referred to herein shall contain any non-standard term or condition which would have a Material Adverse Effect on (i) Seller and the Association taken as a whole or (ii) Purchaser and its Subsidiaries taken as a whole; provided, however, that none of the "frequently seen nonstandard conditions" set forth in Section 620 of the OTS Applications Handbook shall be deemed to have a Material Adverse Effect, and provided further that any limits imposed on the amount that the Association may invest in the Trust or on the activities of the Trust for supervisory, legal, or safety and soundness reasons shall not be deemed to have a Material Adverse Effect.

     (c) No Orders, Injunctions or Restraints. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement.

     (d) Illegality. No statute, rule, regulation, order injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger, the Seller Option Agreement, the Voting Agreements or any other transaction contemplated by this Agreement.

     Section 5.02   Conditions to the Obligations of Purchaser
Under this Agreement. The obligations of Purchaser to effect the Merger shall be further subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Purchaser:

     (a) Representations and Warranties. Each of the obligations of Seller required to be performed by it at or prior to the Closing
Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Seller contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), in each case subject to the standards of Section 2.01 of this Agreement. Purchaser shall have received a certificate to the foregoing effect signed by the president and the chief financial officer of Seller.

     (b) Agreements and Covenants. All action required to be taken by, or on the part of, Seller and the Association to authorize the execution, delivery and performance of this Agreement and the consummation by Seller and the Association of the transactions contemplated hereby shall have been duly and validly taken by the board of directors and stockholders of Seller, and Purchaser shall have received certified copies of the resolutions evidencing such authorization.

     (c) Material Adverse Effect. There shall not have occurred, after the date of this Agreement, any change or event concerning the Seller or the Association which has had or which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Section 5.02(c) only, a Material Adverse Effect shall include a decline in the Seller's net worth as of the most recent calendar month end preceding the Closing Date below its net worth as of March 31, 2002, less One Hundred Thousand Dollars ($100,000), provided that the Seller's net worth as of the most recent calendar month end preceding the Closing Date shall be calculated in a manner which excludes the adverse effects of (i) each of the items excluded from the definition of Material Adverse Effect set forth in
Section 2.01(b) hereof, and (ii) any actions taken by Seller or the Association pursuant to this Agreement, at the written request of Purchaser or with the written consent of Purchaser.

     (d) Update of Disclosure Schedules. From time to time prior to the Effective Time, the Seller will promptly supplement or amend its disclosure schedules to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in its disclosure schedules or which is necessary to correct any information in its disclosure schedules which has been rendered inaccurate thereby. No supplement or amendment to its disclosure schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 5.02(a) hereof, as the case may be, or the compliance by the Seller with the covenants set forth in Article IV hereof.

     (e) Good Standing Certificates. Purchaser shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the good standing or corporate existence, as applicable, of Seller and the Association.

     (f) Corporate Approvals. Purchaser shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.01(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Purchaser or any of its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser (after giving effect to the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby.

     (g) Tax Opinion. Purchaser shall have received an update to the previously delivered opinion of Thacher Proffitt & Wood, counsel to Purchaser, in form and substance reasonably satisfactory to Purchaser substantially to the effect that:

       (i) for federal income tax purposes, the Merger will be treated as a purchase by Purchaser of all the outstanding shares of Seller Common Stock held by stockholders of Seller (except Dissenters' Shares); the purchase of shares of Seller Common Stock by Purchaser will be treated as a "qualified stock purchase" within the meaning of Section 338(d)(3) of the Code;

       (ii) none of Purchaser, Merger Sub, Seller or the Association will recognize gain or loss as a result of Purchaser's purchase of shares of Seller Common Stock from the stockholders of Seller;

       (iii) neither the Purchaser nor the Association will recognize gain or loss as a result of the transfer by the Purchaser of 100% of the common stock of the Trust to the Association; and

       (iv) the Merger shall not cause the Association to restore to gross income any of its bad debt reserves previously deducted pursuant to Section 593 of the Code.

          Such opinion may be based on, in addition to the review of such matters of fact and law as Thacher Proffitt & Wood considers appropriate, (i) representations made at the request of Thacher Proffitt & Wood by Purchaser, Seller or both and (ii) certificates provided at the request of Thacher Proffitt & Wood by officers of Purchaser, Seller and other appropriate persons).

     (h) Other Certificates. Seller shall have furnished Purchaser with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.02 as Purchaser may reasonably request.

     Section 5.03 Conditions to the Obligations of Seller. The obligations of Seller to effect the Merger shall be further subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:

     (a) Representations and Warranties. Each of the obligations of Purchaser required to be performed by it at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Purchaser contained in this Agreement shall be true and correct, subject to Section 2.01, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). Seller shall have received a certificate to the foregoing effect signed by the president and the chief financial officer of Purchaser.

     (b) Agreements and Covenants. All action required to be taken by, or on the part of, Purchaser or Merger Sub to authorize the execution, delivery and performance of this Agreement and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby shall have been duly and validly taken by the board of directors and stockholders of Purchaser and Merger Sub, and Seller shall have received certified copies of the resolutions evidencing such authorization.

                                ARTICLE VI

                                TERMINATION

     SECTION 6.01 Termination. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by the stockholders of Seller:

     (a) by the mutual consent of Purchaser and Seller, if the board of directors of each so determines by vote of a majority of the members of its entire board;

     (b) by Purchaser or Seller, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of the failure of the stockholders of Seller to approve this Agreement at its meeting called to consider such approval; provided, however, that Seller shall only be entitled to terminate this Agreement pursuant to this clause if it has complied with its obligations under Sections 4.09 and 4.10;

     (c) by Purchaser or Seller by written notice to the other party if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied and such denial is final and non-appealable or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

     (d) by Purchaser or Seller, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by February 28, 2003, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate;

     (e) by Purchaser or Seller (providing that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 20 business days after the giving of written notice to the breaching party of such breach, such that the conditions set forth in Sections 5.02(a) and 5.03(a), as applicable, would then not be satisfied by the breaching party; or

     (f) By the Board of Directors of Seller in connection with Seller's acceptance of an Acquisition Proposal, provided that Seller has complied with Section 4.01 hereof in all material respects.

     Section 6.02 Effect of Termination; Expenses. (a) In the event of the termination of this Agreement by either Purchaser or Seller pursuant to Section 6.01, this Agreement shall thereafter become void and, subject to the provisions of Section 8.02, there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant, representation or obligation contained in this Agreement as set forth in Section 6.02(b).

     (b) If this Agreement is terminated at such time that this Agreement is terminable pursuant to 6.01(e) due to a willful breach by Purchaser or Seller of a representation, warranty or covenant, the satisfaction or performance of which was within the control of the breaching party, then the breaching party shall promptly (but no later than five (5) business days after receipt of notice from the non breaching party) pay to the non breaching party in cash an amount equal to all documented out of pocket expenses and fees incurred by the non breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $250,000. If one party fails to promptly pay to any other party any amount due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rates as published in the Wall Street Journal from the date such fee was required to be paid.

     Payment of cash to either Seller or Purchaser pursuant to this Section 6.02(b) shall constitute full payment and upon such payment, Seller or Purchaser shall have no further liability to the other party under this Agreement, including liability pursuant to Section 6.03.

     Section 6.03 Third Party Termination. In recognition of the efforts and expenses incurred by Purchaser in negotiating and executing this Agreement and in taking steps to effect the transactions contemplated hereby, and the loss by it of other opportunities, the parties agree that:

     (a) Seller shall pay to Purchaser a termination fee of Three Hundred Thousand dollars ($300,000) in cash on demand within five business days after written demand for payment is made by Purchaser if, during a period of eighteen (18) months after the date hereof but prior to the termination of this Agreement in accordance with its terms, either of the following occurs:

       (i) without Purchaser's prior written consent, Seller shall have entered into an agreement with any person (other than Purchaser and its Subsidiaries) to effect (A) a merger, consolidation or similar transaction involving Seller or the Association, (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Seller or the Association representing in either case 25% or more of the consolidated assets or deposits of Seller and the Association or (C) the issuance, sale or other disposition by Seller of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of Seller or the Association (each of (A), (B) or (C), an "Acquisition Transaction"); or

       (ii) any person shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange
Act) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Purchaser or any Subsidiary of Purchaser is a member, shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 25% or more of the voting power of Seller or the Association; and

     (b) Seller shall pay to Purchaser a termination fee of Three Hundred Thousand Dollars ($300,000) in cash on demand within five business days after written demand for payment is made by Purchaser if, after a bona fide proposal is made by a third party to Seller or its stockholders to engage in an Acquisition
Transaction, any of the following occurs:

       (i) Seller shall willfully breach any covenant or obligation contained in this Agreement, and such breach would entitle
Purchaser to terminate this Agreement;

       (ii) Seller's stockholder meeting, for the purpose of voting on this Agreement, shall not have been held by October 15, 2002, or shall have been canceled prior to termination of this Agreement;
or

       (iii) Seller's board of directors shall have withdrawn or modified in a manner adverse to Purchaser the recommendation of Seller's board of directors with respect to this Agreement in connection with a bona fide proposal made by a third party to Seller.

     Full payment pursuant to this Section 6.03 shall be deemed to be liquidated damages and, upon such payment, Seller shall have no further liability to Purchaser under this Agreement. Notwithstanding the foregoing, Seller shall not be obligated to pay to Purchaser any termination fee pursuant to this Section
6.03 in the event that (A) Seller or Purchaser validly terminates this Agreement pursuant to Section 6.01(a) or 6.01(c), (B) Seller terminates this Agreement pursuant to Section 6.01(e), or (C) the Merger is terminated under Section 6.01(d) as a result of Purchaser's failure to satisfy the conditions set forth in
Section 5.03. In addition, a termination fee shall not be due and payable by Seller pursuant to both Section 6.03(a) and
Section 6.03(b).

     If demand for payment of cash liquidated damages is made pursuant to this Section 6.03 and payment is timely made, then neither Purchaser nor any of its Subsidiaries will have any other rights or claims against Seller, its Subsidiaries, and their respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of cash liquidated damages under this Section 6.03 will constitute the sole and exclusive remedy of Purchaser and its Subsidiaries against Seller, its Subsidiaries and their respective officers, directors, attorneys and financial advisors.

                               ARTICLE VII

                CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

     SECTION 7.01 Effective Date and Effective Time. Subject to the provisions of Article V and VI, the closing of the transactions contemplated hereby shall take place at the offices of Thacher Proffitt & Wood, 1700 Pennsylvania Avenue, NW, Suite 800, Washington, DC 20006, on such date (the "Closing Date") and such time as Purchaser reasonably selects within ten business days after the expiration of all applicable waiting periods in connection with approvals of governmental authorities and all conditions to the consummation of this Agreement are satisfied or waived (other than the delivery of those documents to be delivered on the Closing Date), or on such earlier or later date as may be agreed by the parties, and in any event upon five business days prior written notice to Seller. Prior to the Closing Date, Purchaser and Seller shall execute a certificate of merger in accordance with all appropriate legal requirements and shall immediately thereafter be filed as required by the LBCL, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such certificate of merger which date is mutually satisfactory to Seller and Purchaser. The date of such filing or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be as set forth in such certificate of merger.

     Section 7.02 Deliveries at the Closing. Subject to the provisions of Articles V and VI, on the Closing Date there shall be delivered to Purchaser and Seller the documents and instruments required to be delivered under Article V.

                              ARTICLE VIII

                              OTHER MATTERS

     SECTION 8.01 Certain Definitions; Interpretation. As used in this Agreement, the following terms shall have the meanings indicated:

     "material" means material to Purchaser or Seller (as the case may be) and its respective subsidiaries, taken as a whole.

     "person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

     When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of, or Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

     Section 8.02 Non-Survival of Representations and Warranties. Only those agreements and covenants of those parties that are by their terms applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Time. If this Agreement shall be terminated, the agreements of the parties in the last two sentences of Section
4.04, Section 6.02 and Section 8.06 shall survive such termination.

     Section 8.03 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that no amendment may be made (a) that would contravene any provision of the LBCL or applicable federal and state banking laws, rules and regulations, or (b) that would modify the form or decrease the amount of the Merger Consideration or otherwise materially adversely affect the stockholders of Seller after the adoption of this Agreement by the stockholders of Seller, without the further approval of Seller's stockholders to the extent required by applicable law.

     Section 8.04 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     Section 8.05 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Florida, without regard to conflicts of laws principles.

     Section 8.06 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

     Section 8.07 Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice to the other party hereto.

     If to Seller, to:

        G. Lloyd Bouchereau, Jr., President
        IBL Bancorp, Inc.
        23910 Railroad Avenue
        Plaquemine, Louisiana  70764

        Telephone: (225) 687-6337
        Facsimile: (225) 687-9062

    With copies to:

        Gerald F. Heupel, Jr., Esq.
        Elias, Matz, Tiernan & Herrick, LLP
        734 15th Street, 12th Floor
        Washington, DC  20006

        Telephone: (202) 347-0300
        Facsimile: (202) 347-2172

    If to Purchaser, to:

        Rodger D. Shay
        Shay Investment Services, Inc.
        1000 Brickell Avenue, Suite 700
        Miami, Florida  33131

        Telephone: (305) 379-6950
        Facsimile: (305) 507-1537

    With copies to:

        Richard A. Schaberg, Esq.
        Thacher Proffitt & Wood
        1700 Pennsylvania Avenue, NW,
        Suite 800
        Washington, DC  20006

        Telephone: (202) 347-8400
        Facsimile: (202) 626-1930


     Section 8.08 Entire Agreement; Etc. This Agreement, together with the Voting Agreements and the other Annexes hereto, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 8.09 Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                            SHAY INVESTMENT SERVICES, INC.



                            By: /s/ Rodger D. Shay
                               ---------------------------------------------
                               Name:   Rodger D. Shay
                               Title:  President and Chief Executive Officer

                            IBL BANCORP, INC.



                            By: /s/ G. Lloyd Bouchereau
                               ---------------------------------------------
                               Name:   G. Lloyd Bouchereau
                               Title:  President and Chief Executive Officer




































     Shay Acquisition Sub I, Inc. has joined as a party to this Agreement on this _____ day of ______________________, 2002.

                            SHAY ACQUISITION SUB I, INC.



                            By:
                                ---------------------------------------------
                                Name:  Rodger D. Shay
                                Title:  President and Chief Executive Officer

























                                   -2-



                                                        ANNEX A





                                                June 19, 2002



Shay Investment Services, Inc.
1000 Brickell Avenue
Suite 700
Miami, FL 33131

Ladies and Gentlemen:

     Shay Investment Services, Inc. (the "Purchaser") and IBL Bancorp, Inc. (the "Company") desire to enter into an agreement dated June 19, 2002 (the "Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) the Company will merge with and into a wholly-owned subsidiary of the Purchaser with the Company surviving the merger as a wholly-owned subsidiary of the Purchaser, and (b) shareholders of the Company will receive cash in exchange for the outstanding common stock of the Company (the foregoing, collectively referred to herein as the "Merger"). Capitalized terms not defined herein shall have the meanings as defined in the Agreement.

     The Purchaser has required, as a condition to its execution and delivery to the Company of the Agreement, that the undersigned, being directors and executive officers of the Company, execute and deliver to the Purchaser this Letter Agreement. The undersigned hereby represents and warrants to the Purchaser that the undersigned has the power to vote ____ shares of the common stock of the Company.

     Each of the undersigned, in order to induce the Purchaser to execute and deliver to the Company the Agreement, hereby irrevocably:

          (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of the Company called to vote for approval of the Merger so that all shares of common stock of the Company then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings, and to vote all such shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of the Company), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving the Company;

          (b) As a shareholder of the Company, agrees not to vote (with respect to any shares of common stock of the Company then owned by the undersigned) to rescind or amend in any manner any prior vote to approve or adopt the Agreement;

          (c) Agrees to use best efforts to cause the Merger to be consummated;

          (d) Agrees not to sell, transfer or otherwise dispose of any common stock of the Company on or prior to the voting record date for the meeting of shareholders of the Company to be called to vote for approval of the Merger;



Shay Investment Services, Inc.
June 19, 2002                                             Page 2.


          (e) Agrees not to solicit, initiate or engage in any negotiations or discussions with any party other than the Purchaser and its affiliates with respect to any offer, sale, transfer or other disposition of, any shares of common stock of the Company now or hereafter owned by the undersigned;

          (f) Agrees that any shares of common stock of the Company purchased or otherwise acquired after the execution of this Letter Agreement and prior to the voting record date for the meeting of shareholders of the Company to be called to vote for approval of the Merger shall be subject to the terms and conditions of this Letter Agreement;

          (g) Agrees to waive and not to assert, demand or exercise rights of appraisal or dissenters in connection with the Merger;

          (h) Agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of the Purchaser, to carry out the intent of the Agreement;

          (i) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights;

          (j) Agrees that a breach of this Letter Agreement by the undersigned will cause irreparable harm to the Purchaser for which there may be no adequate remedy at law, and agrees that the Purchaser shall be entitled, in addition to its other remedies at law, to specific performance of this Letter Agreement or any provisions hereof; and

provided, however, that each of the agreements of the undersigned set forth above is subject to the fiduciary duties of the undersigned. Nothing contained in this Letter Agreement shall require the undersigned to take any actions, or to refrain from taking any action, where such action or failure to take action would be inconsistent with the undersigned's fiduciary duties.













Shay Investment Services, Inc.
June 19, 2002                                             Page 3.


     The obligations set forth herein shall terminate concurrently with any termination of the Agreement or consummation of the transactions contemplated by the Agreement.

                   _____________________________

     This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

                   _____________________________

     This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                   _____________________________

     The undersigned stipulates that the restrictions set forth herein are reasonable and intends to be legally bound hereby.

                              Sincerely,



                              ___________________________________
                              Name:

ACCEPTED AND
ACKNOWLEDGED



By:_______________________________
Name:
Title:












                                                                   ANNEX B










__________________________________________________________________________


                        AGREEMENT AND PLAN OF MERGER


                   DATED AS OF THE _____ DAY OF JUNE, 2002


                              BY AND BETWEEN


                       SHAY ACQUISITION SUB I, INC.


                                   AND


                             IBL BANCORP, INC.





__________________________________________________________________________





     This AGREEMENT AND PLAN OF MERGER dated as of June __,
2002 (the "Plan of Merger") is entered into by and between SHAY ACQUISITION SUB I, INC. ("Acquisition Sub"), a
Louisiana corporation, and IBL BANCORP, INC., a Louisiana corporation registered as a savings and loan association holding company ("IBL"), pursuant to an Agreement and Plan of Merger, dated as of June __, 2002 ("Merger Agreement"), by and between Shay Investment Services, Inc. ("Shay") and
IBL.  Acquisition Sub is a wholly-owned subsidiary of Shay.
Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

     In consideration of the mutual covenants and agreements set forth herein and subject to the terms and conditions of the Merger Agreement, the parties hereto agree as follows:

     Section 1. The Merger. On the effective date, Acquisition Sub shall be merged with and into IBL, with IBL being the surviving entity (the "Merger"). The Merger shall be subject to the terms and conditions of the Merger Agreement. Upon completion of the Merger, the separate corporate existence of Acquisition Sub shall thereupon cease. IBL shall continue to be governed by the laws of the State of Louisiana and its separate corporate existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

     Section 2. Name of Surviving Corporation. The name of the surviving corporation in the Merger (the "Surviving
Corporation") shall be IBL Bancorp, Inc.

     Section 3.     Location of Office.  The business of the
Surviving Corporation shall be conducted at its administrative office at 23910 Railroad Avenue, Plaquemine,
Louisiana 70764.

     Section 4.     Effect on Outstanding Shares.

     (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of IBL Common Stock issued and outstanding at the effective time of the Merger (the "Effective Time"), other than the Excluded Shares, shall become and be converted into the right to receive $24.00 in cash, without interest, as provided in Section 1.02 of the Agreement. At the Effective Time, each share of IBL Common Stock held as treasury stock of IBL, unallocated shares held in IBL's 1999 Recognition and Retention Plan and shares directly held by Purchaser, shall be cancelled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

     (b) The shares of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation at the Effective Time by virtue of the Merger, automatically and without any action on the part of the holder thereof, and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

     Section 5.     Assets and Liabilities.  At the
Effective Time, all assets and property (real, personal, and mixed, tangible and intangible, rights, and credits) then owned by IBL shall pass to and vest in the Surviving
Corporation without any conveyance or other transfer.  The
Surviving Corporation shall be deemed to be a



continuation of IBL. The rights and obligations, including liabilities, of IBL shall become the rights and obligations of the Surviving Corporation.

     Section 6.     Directors and Officers of Acquisition
Sub. At the Effective Time, the directors and officers of Merger Sub shall become directors and officers of the Surviving Corporation.

     Section 7.     Articles of Incorporation and Bylaws.
At the Effective Time, the articles of incorporation and bylaws of IBL shall be amended in their entirety to conform to the articles of incorporation and bylaws of the Merger Sub in effect immediately prior to the Effective Time and shall become the articles of incorporation and bylaws of the Surviving Corporation.

     Section 8.     Termination.  This Plan of Merger shall
terminate automatically at such time as the Merger Agreement is terminated.

     Section 9. Stockholder Approval. The transactions contemplated by this Plan of Merger have been approved by the affirmative vote of two-thirds of the outstanding shares of IBL and by Shay as sole shareholder of Acquisition Sub.

     Section 10.    Counterparts.  This Plan of Merger may
be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one instrument.

     Section 11.    Severability.  Any provision of this
Plan of Merger which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

     Section 12.    Captions and References.  The captions
contained in this Plan of Merger are for convenience of reference only and do not form a part of this Plan of Merger.














     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

                       SHAY ACQUISITION SUB I, INC.




                       By:___________________________
                          Rodger D. Shay
                          President and Chief Executive Officer

     I, _______________________, the duly elected, qualified
and acting Corporate Secretary of Shay Acquisition Sub I, Inc., hereby certify that this Agreement and Plan of Merger has been approved and adopted by Shay Investment Services, Inc., the sole stockholder of Shay Acquisition Sub I, Inc., as of June __, 2002.




_______________________
[                ]
Corporate Secretary




                       IBL BANCORP, INC.




                       By:__________________________
                          G. Lloyd Bouchereau, Jr.
                          President and Chief Executive Officer

     I, Gary K. Pruitt, the duly elected, qualified and acting Secretary of IBL Bancorp, Inc., hereby certify that this Agreement and Plan of Merger has been approved and adopted by IBL Bancorp, Inc., as of June __, 2002.




_________________________
Gary K. Pruitt
Secretary





                                                          ANNEX C

                      EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "Agreement"), is made and entered into as of June 19, 2002 and shall be effective as of the Effective Time as defined in the Agreement and Plan of Merger dated June 19, 2002 by and between Shay Investment Services, Inc. and IBL Bancorp, Inc. (the "Merger Agreement"). This Agreement is contingent upon the closing of the transaction contemplated by the Merger Agreement and shall be void if such transaction is not consummated. This Agreement is between Shay Investment Services, Inc., a Florida corporation (the "Corporation"), Iberville Building and Loan Association, FSB (formerly the Iberville Building and Loan Association), a federal savings bank and a wholly-owned subsidiary of the Corporation (the "Bank"), and G. Lloyd Bouchereau, Jr. (the "Executive").

                           WITNESSETH

     WHEREAS, the Executive is presently an officer of IBL
Bancorp, Inc. and The Iberville Building and Loan Association;

     WHEREAS, the Corporation and the Bank (together the "Employers") desire to be ensured of the Executive's continued active participation in the business of the Employers after the Effective Time;

     WHEREAS, the Executive is willing to serve the Corporation and the Bank on the terms and conditions hereinafter set forth;
and

     WHEREAS, this Agreement is intended to supersede any and all prior employment agreements between the Executive and the Corporation, the Executive and the Bank, the Executive and IBL
Bancorp, Inc. or the Executive and The Iberville Building and
Loan Association;

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

     1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

     (a) Average Annual Compensation. The Executive's "Average Annual Compensation" for purposes of this Agreement shall be deemed to mean the average level of compensation paid to the Executive by the Employers or any subsidiary thereof during the most recent five taxable years preceding the Date of Termination (or such shorter period as the Executive was employed), including Base Salary and bonuses under any employee benefit plans of the Employers but excluding any compensation resulting from the exercise of stock options or the vesting of restricted stock awards.

     (b) Base Salary. "Base Salary" shall have the meaning set forth in Section 3(a) hereof.

     (c) Cause. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Employers.

     (d)  Change in Control of the Corporation.  A Change in
Control of the Corporation (Change in Control of the Corporation) shall be deemed to have occurred upon the happening of any of the following events:

          (i)  approval by the stockholders of the
     Corporation of a transaction that would result in the reorganization, merger or consolidation of the Corporation, respectively, with one or more other persons, other than a transaction following which:

               (A)  at least 51% of the equity ownership
          interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Corporation; and

               (B)  at least 51% of the securities entitled
          to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transac tion, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Corporation;

          (ii) the acquisition of all or substantially all of the assets of the Corporation or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Corporation entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Corporation of any transaction which would result in such an acquisition;

          (iii) a complete liquidation or dissolution of the Corporation, or approval by the stockholders of the Corporation of a plan for such liquidation or dissolution;

          (iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of the Corporation do not belong to any of the following groups:

               (A)  individuals who were members of the
          Board of the Corporation on the date of this Agreement; or

               (B)  individuals who first became members of
          the Board of the Corporation after the date of this Agreement either:

                    (I)  upon election to serve as a member
               of the Board of the Corporation by
               affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

                    (II) upon election by the stockholders
               of the Corporation to serve as a member of the Board of the Corporation, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of the Corporation, or of a nominating committee thereof, in office at the time of such first nomination;

          provided, however, that such individual's election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of the Corporation; or

          (v)  any event which would be described in Section
     1(d)(i), (ii), (iii) or (iv) if the term Bank were substituted for the term Corporation each time the term appears therein.

In no event, however, shall a Change in Control of the Corporation be deemed to have occurred as a result of any acquisition of securities or assets of the Corporation, the Bank, or a subsidiary of either of them, by the Corporation, the Bank, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. A Change in Control of the Corporation shall not be deemed to have occurred due to the Merger Agreement or any transactions contemplated by the Merger Agreement. For purposes of this Section 1(d), the term person shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

     (e) Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (f) Date of Termination. "Date of Termination" shall mean the date specified in the Notice of Termination.

     (g) Disability. Termination by the Employers of the Executive's employment based on "Disability" shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employers or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System. Termination by the Employers of the Executive's employment based on "Disability" shall also mean the termination of the Executive's employment upon a determination, by vote of a majority of the members of the Board of Directors of the Corporation, acting in reliance on the written advice of a medical professional acceptable to them, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Executive from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year ending with the date of the determination or is likely to result in death or prevent the Executive from performing his assigned duties on a substantially full-time basis for period of at least one hundred and eighty (180) days during the period of one (1) year beginning with the date of the determination.

     (h) Good Reason. Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive following a Change in Control of the Corporation based on:

       (i) Without the Executive's express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the offices of President and Chief Executive Officer of the Bank or a material adverse change made by the Bank in the Executive's functions, duties or responsibilities as President and Chief Executive Officer of the Bank;

       (ii) Without the Executive's express written consent, a material reduction by the Employers in the Executive's Base Salary as the same may be increased from time to time or, except to the extent permitted by Section 3(b) hereof, a material reduction in the package of fringe benefits provided to the Executive, taken as a whole;

       (iii) Without the Executive's express written consent, the Employers require the Executive to work in an office which is more than 30 miles from the location of the Employers' current principal executive office, except for required travel on business of the Employers to an extent substantially consistent with the Executive's present business travel obligations;

       (iv) Any purported termination of the Executive's employment for Cause, Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph
             (j) below; or

       (v) The failure by the Employers to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 10 hereof.

     (i)  IRS. IRS shall mean the Internal Revenue Service.

     (j) Notice of Termination. Any purported termination of the Executive's employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers' termination of the Executive's employment for Cause; and (iv) is given in the manner specified in Section 11 hereof.

     (k) Retirement "Retirement" shall mean voluntary termination by the Executive in accordance with the Employers' retirement policies, including early retirement, generally applicable to the Employers' salaried employees.

     2.   Term of Employment

     (a) The Employers hereby employ the Executive as President and Chief Executive Officer of the Bank and the Executive hereby accepts said employment and agrees to render such services to the Employers on the terms and conditions set forth in this Agreement. Unless extended as provided in this Section 2, this Agreement shall terminate on December 31, 2005 or such earlier time as may be required by the Office of Thrift Supervision
("OTS"). The Board of Directors of the Corporation may consider, review (taking into account all relevant factors, including the Executive's performance) and, if appropriate, explicitly approve a one-year extension of the remaining term of this Agreement prior to December 31st of 2003 or any year thereafter during the term of this Agreement. The term of this Agreement shall extend each year if the Board of Directors so approve such extension unless the Executive gives written notice to the Corporation of the Executive's election not to extend the term, with such notice to be given not less than thirty (30) days prior to any such December 31st. If the Board of Directors elect not to extend the term, they shall give written notice of such decision to the Executive not less than thirty (30) days prior to any such December 31st. If any party gives timely notice that the term will not be extended, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

     (b) During the term of this Agreement, the Executive shall perform such executive services for the Bank as is consistent with his title of President and Chief Executive Officer.

     3.   Compensation and Benefits.

     (a) The Employers shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $80,400 per year payable in twice monthly installments ("Base Salary"), which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Corporation. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Board of Directors of the Corporation.

     (b) During the term of the Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans and benefits given to all employees of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Corporation. The Employers shall not make any changes in such plans or benefits which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to the

Executive as compared with any other executive officer of the Employers. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

     (c) During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Corporation. The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Corporation.

     4. Expenses. The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Employers, including, but not by way of limitation, traveling expenses and all reasonable entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Corporation. If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.

     5.   Termination.

     (a) The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

     (b) In the event that (i) the Executive's employment is terminated by the Employers for Cause, Disability or Retirement or in the event of the Executive's death, or (ii) the Executive terminates his employment hereunder other than for Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

     (c) In the event that (i) the Executive's employment is terminated by the Employers for other than Cause, Disability, Retirement or the Executive's death or (ii) such employment is terminated by the Executive (a) due to a material breach of this Agreement by the Employers, which breach has not been cured within thirty (30) days after a written notice of non-compliance has been given by the Executive to the Employers, or (b) for Good Reason, then the Employers shall, subject to the provisions of
Section 6 hereof, if applicable, pay to the Executive: (i) a cash severance amount equal to the Base Salary of the Executive as determined in Section 3(a) hereof that would have been paid to the Executive had his employment continued for the remaining unexpired term of the Agreement as then determined under Section 2(a) hereof and (ii) a cash amount equal to the amount of bonus paid to the Executive in the prior calendar year multiplied by a fraction, the numerator of which is the remaining unexpired term of the Agreement as then determined under Section 2(a) hereof expressed in days and the denominator of which is 365, with all such cash amounts payable in equal monthly installments beginning with the first business day of the month following the Date of Termination. If cash payment is to be made under this Section 5(c), the Employers shall also maintain and provide for a period ending at the earlier of (i) the date of the Executive's employment by another employer that offers health insurance to the Executive or (ii) the date of expiration of the applicable continuation coverage period for the Executive as determined under Section 4980B(f)(2)(B) of the Code, at no cost to the Executive, the Executive's continued participation in all group health insurance plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination.

     6.   Limitation of Benefits under Certain Circumstances.
If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits pursuant to Section 5 hereof shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 5 being non-deductible to either of the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Employers and paid by the Employers. Such counsel shall be reasonably acceptable to the Employers and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty
(30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. The Employers shall pay to the Executive the maximum amount of payments and benefits pursuant to Section 5, as selected by the Executive, which such opinion indicates that there is a high probability do not result in any of such payments and benefits being non-deductible to the Employers and subject to the imposition of the excise tax imposed under Section 4999 of the Code. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

     7.   Protective Covenants.

     (a) Non-Competition. The Executive hereby covenants and agrees that, in the event of his termination of employment with the Corporation prior to the expiration of the Term of Employment as determined in Section 2, for a period of eighteen
(18) months following the date of his termination of employment with the Corporation or the Bank, he shall not, without the written consent of the Corporation, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, any other entity engaged in the business of accepting deposits or making loans or any other business activity of the Corporation, or any direct or indirect subsidiary or affiliate of any such entity having its principal office located in the parishes of Iberville or West Baton Rouge in Louisiana or in Cook County, Illinois, Dallas County, Texas, Dade County, Florida, Marion County, Indiana, New York County, New York, Fairfield County, Connecticut, Union County, New Jersey or Allegheny County, Pennsylvania; provided, however, that this
Section 7(a) shall not apply if the Executives employment is terminated due to death, a voluntary or involuntary termination following a Change in Control of the Corporation, or the Executive's involuntary termination by the Employers without Cause.

     (b) Confidentiality. Unless he obtains the prior written consent of the Corporation, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Corporation or any entity which is a subsidiary of the Corporation or of which the Corporation is a subsidiary, any material document or information obtained from the Corporation, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 7(b) shall prevent the Executive, with or without the Corporations consent, from participating in or disclosing documents or information in connection with any judicial, regulatory or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

     (c) Solicitation. The Executive hereby covenants and agrees that, for a period of eighteen (18) months following his termination of employment with the Corporation or the Bank, he shall not, without the written consent of the Corporation and the Bank, either directly or indirectly:

          (i) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Corporation, the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing any other business activity of the Corporation and having its principal office located in the parishes of Iberville or West Baton Rouge in Louisiana or in Cook County, Illinois, Dallas County, Texas, Dade County, Florida, Marion County, Indiana, New York County, New York, Fairfield County, Connecticut, Union County, New Jersey or Allegheny County, Pennsylvania;

          (ii) provide any information, advice or
     recommendation with respect to any such officer or employee of any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing any other business activity of the Corporation within the parishes of Iberville or West Baton Rouge in Louisiana or in Cook County, Illinois, Dallas County, Texas, Dade County, Florida, Marion County, Indiana, New York County, New York, Fairfield County, Connecticut, Union County, New Jersey or Allegheny County, Pennsylvania; that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Corporation, the Bank, or any of their respective subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing any other business activity of the Corporation and having its principal office located in the parishes of Iberville or West Baton Rouge in Louisiana or in Cook County, Illinois, Dallas County, Texas, Dade County, Florida, Marion County, Indiana, New York County, New York, Fairfield County, Connecticut, Union County, New Jersey or Allegheny County, Pennsylvania;

          (iii) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Corporation to terminate an existing business or commercial relationship with the Corporation.

     (d) Survival of the Section 7 Provisions. The provisions of this Section 7 shall survive the termination or expiration of this Agreement, and the existence of any claim or cause of action of the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of such covenant.

     8.   Mitigation; Exclusivity of Benefits.

     (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

     (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

     9. Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

     10. Assignability. The Employers may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

     11. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

     To the Employers:   Board of Directors
                         Shay Investment Services, Inc.
                         1000 Brickell Avenue, Suite 700
                         Miami, Florida  33131

     To the Executive:   G. Lloyd Bouchereau, Jr.
                         Iberville Building and Loan Association, FSB
                         23910 Railroad Avenue
                         Plaquemine, Louisiana 70764

     12. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Florida without giving effect to the conflict of law principles thereof.

     14. Nature of Obligations. Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

     15. Interpretation and Headings. This agreement shall be interpreted in order to achieve the purposes for which it was entered into. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     18. Regulatory Actions. The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the regulations applicable to all savings associations, 12 C.F.R. Section 563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

     (a) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employers' affairs pursuant to notice served under Section 8(e)(3) or
Section 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. Sections 1818(e)(3) and 1818(g)(1)), the Employers' obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employers may, in their discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     (b) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Employers' affairs by an order issued under Section 8(e)(4) or Section
8(g)(1) of the FDIA (12 U.S.C. Sections 1818(e)(4) and (g)(1)), all obligations of the Employers under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

     (c) If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

     (d) All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. Section 563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employers is necessary): (i) by the Director of the OTS, or his/her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C.
Section 1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

     19. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. Section 1828(k)) and the regulations promulgated thereunder.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:

                                     SHAY INVESTMENT SERVICES, INC.



/s/ Robert T. Podraza                By: Rodger D. Shay
-----------------------              -----------------------------
Name: Robert T. Podraza              Name: Rodger D. Shay
Title: Vice President                Title: President



Attest:

                                     IBERVILLE BUILDING AND LOAN
                                     ASSOCIATION, FSB



/s/ Robert T. Podraza                By: Rodger D. Shay
-----------------------              -----------------------------
Name: Robert T. Podraza              Name: Rodger D. Shay
Title: Vice President                Title: President



                                     EXECUTIVE



                                     By: G. Lloyd Bouchereau, Jr.
                                     -----------------------------
                                     G. Lloyd Bouchereau, Jr.

                                                          ANNEX D

                      EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "Agreement"), is made and entered into as of June 19, 2002 and shall be effective as of the Effective Time as defined in the Agreement and Plan of Merger dated June 19, 2002 by and between Shay Investment Services, Inc. and IBL Bancorp, Inc. (the "Merger Agreement"). This Agreement is contingent upon the closing of the transaction contemplated by the Merger Agreement and shall be void if such transaction is not consummated. This Agreement is between Shay Investment Services, Inc., a Florida corporation (the "Corporation"), Iberville Building and Loan Association, FSB (formerly the Iberville Building and Loan Association), a federal savings bank and a wholly-owned subsidiary of the Corporation (the "Bank"), and Danny
M. Strickland (the "Executive").

                           WITNESSETH

     WHEREAS, the Executive is presently an officer of IBL
Bancorp, Inc. and The Iberville Building and Loan Association;

     WHEREAS, the Corporation and the Bank (together the "Employers") desire to be ensured of the Executive's continued active participation in the business of the Employers after the Effective Time;

     WHEREAS, the Executive is willing to serve the Corporation and the Bank on the terms and conditions hereinafter set forth;
and

     WHEREAS, this Agreement is intended to supersede any and all prior employment agreements between the Executive and the Corporation, the Executive and the Bank, the Executive and IBL
Bancorp, Inc. or the Executive and The Iberville Building and
Loan Association;

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

     1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

     (a) Average Annual Compensation. The Executive's "Average Annual Compensation" for purposes of this Agreement shall be deemed to mean the average level of compensation paid to the Executive by the Employers or any subsidiary thereof during the most recent five taxable years preceding the Date of Termination (or such shorter period as the Executive was employed), including Base Salary and bonuses under any employee benefit plans of the Employers but excluding any compensation resulting from the exercise of stock options or the vesting of restricted stock awards.

     (b) Base Salary. "Base Salary" shall have the meaning set forth in Section 3(a) hereof.

     (c) Cause. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Employers.

     (d)  Change in Control of the Corporation.  A Change in
Control of the Corporation (Change in Control of the Corporation) shall be deemed to have occurred upon the happening of any of the following events:

          (i)  approval by the stockholders of the
     Corporation of a transaction that would result in the reorganization, merger or consolidation of the Corporation, respectively, with one or more other persons, other than a transaction following which:

               (A)  at least 51% of the equity ownership
          interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Corporation; and

               (B)  at least 51% of the securities entitled
          to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transac tion, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Corporation;

          (ii) the acquisition of all or substantially all of the assets of the Corporation or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Corporation entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Corporation of any transaction which would result in such an acquisition;

          (iii) a complete liquidation or dissolution of the Corporation, or approval by the stockholders of the Corporation of a plan for such liquidation or dissolution;

          (iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of the Corporation do not belong to any of the following groups:

               (A)  individuals who were members of the
          Board of the Corporation on the date of this Agreement; or

               (B)  individuals who first became members of
          the Board of the Corporation after the date of this Agreement either:

                    (I)  upon election to serve as a member
               of the Board of the Corporation by
               affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

                    (II) upon election by the stockholders
               of the Corporation to serve as a member of the Board of the Corporation, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of the Corporation, or of a nominating committee thereof, in office at the time of such first nomination;

          provided, however, that such individual's election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of the Corporation; or

          (v)  any event which would be described in Section
     1(d)(i), (ii), (iii) or (iv) if the term Bank were substituted for the term Corporation each time the term appears therein.

In no event, however, shall a Change in Control of the Corporation be deemed to have occurred as a result of any acquisition of securities or assets of the Corporation, the Bank, or a subsidiary of either of them, by the Corporation, the Bank, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. A Change in Control of the Corporation shall not be deemed to have occurred due to the Merger Agreement or any transactions contemplated by the Merger Agreement. For purposes of this Section 1(d), the term person shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

     (e) Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (f) Date of Termination. "Date of Termination" shall mean the date specified in the Notice of Termination.

     (g) Disability. Termination by the Employers of the Executive's employment based on "Disability" shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employers or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System. Termination by the Employers of the Executive's employment based on "Disability" shall also mean the termination of the Executive's employment upon a determination, by vote of a majority of the members of the Board of Directors of the Corporation, acting in reliance on the written advice of a medical professional acceptable to them, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Executive from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year ending with the date of the determination or is likely to result in death or prevent the Executive from performing his assigned duties on a substantially full-time basis for period of at least one hundred and eighty (180) days during the period of one (1) year beginning with the date of the determination.

     (h) Good Reason. Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive following a Change in Control of the Corporation based on:

       (i) Without the Executive's express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the offices of Vice President of the Bank or a material adverse change made by the Bank in the Executive's functions, duties or responsibilities as Vice President of the Bank;

       (ii) Without the Executive's express written consent, a material reduction by the Employers in the Executive's Base Salary as the same may be increased from time to time or, except to the extent permitted by Section 3(b) hereof, a material reduction in the package of fringe benefits provided to the Executive, taken as a whole;

       (iii) Without the Executive's express written consent, the Employers require the Executive to work in an office which is more than 30 miles from the location of the Employers' current principal executive office, except for required travel on business of the Employers to an extent substantially consistent with the Executive's present business travel obligations;

       (iv) Any purported termination of the Executive's employment for Cause, Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph
             (j) below; or

       (v) The failure by the Employers to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 10 hereof.

     (i)  IRS. IRS shall mean the Internal Revenue Service.

     (j) Notice of Termination. Any purported termination of the Executive's employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers' termination of the Executive's employment for Cause; and (iv) is given in the manner specified in Section 11 hereof.

     (k) Retirement "Retirement" shall mean voluntary termination by the Executive in accordance with the Employers' retirement policies, including early retirement, generally applicable to the Employers' salaried employees.

     2.   Term of Employment

     (a)  The Employers hereby employ the Executive as Vice
President of the Bank and the Executive hereby accepts said employment and agrees to render such services to the Employers on the terms and conditions set forth in this Agreement. Unless extended as provided in this Section 2, this Agreement shall terminate on December 31, 2005 or such earlier time as may be required by the Office of Thrift Supervision ("OTS"). The Board of Directors of the Corporation may consider, review (taking into account all relevant factors, including the Executive's performance) and, if appropriate, explicitly approve a one-year extension of the remaining term of this Agreement prior to December 31st of 2003 or any year thereafter during the term of this Agreement. The term of this Agreement shall extend each year if the Board of Directors so approve such extension unless the Executive gives written notice to the Corporation of the Executive's election not to extend the term, with such notice to be given not less than thirty (30) days prior to any such December 31st. If the Board of Directors elect not to extend the term, they shall give written notice of such decision to the Executive not less than thirty (30) days prior to any such December 31st. If any party gives timely notice that the term will not be extended, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

     (b) During the term of this Agreement, the Executive shall perform such executive services for the Bank as is consistent with his title of Vice President.

     3.   Compensation and Benefits.

     (a) The Employers shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $54,600 per year payable in twice monthly installments ("Base Salary"), which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Corporation. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Board of Directors of the Corporation.

     (b) During the term of the Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans and benefits given to all employees of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Corporation. The Employers shall not make any changes in such plans or benefits which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to the

Executive as compared with any other executive officer of the Employers. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

     (c) During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Corporation. The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Corporation.

     4. Expenses. The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Employers, including, but not by way of limitation, traveling expenses and all reasonable entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Corporation. If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.

     5.   Termination.

     (a) The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

     (b) In the event that (i) the Executive's employment is terminated by the Employers for Cause, Disability or Retirement or in the event of the Executive's death, or (ii) the Executive terminates his employment hereunder other than for Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

     (c) In the event that (i) the Executive's employment is terminated by the Employers for other than Cause, Disability, Retirement or the Executive's death or (ii) such employment is terminated by the Executive (a) due to a material breach of this Agreement by the Employers, which breach has not been cured within thirty (30) days after a written notice of non-compliance has been given by the Executive to the Employers, or (b) for Good Reason, then the Employers shall, subject to the provisions of
Section 6 hereof, if applicable, pay to the Executive: (i) a cash severance amount equal to the Base Salary of the Executive as determined in Section 3(a) hereof that would have been paid to the Executive had his employment continued for the remaining unexpired term of the Agreement as then determined under Section 2(a) hereof and (ii) a cash amount equal to the amount of bonus paid to the Executive in the prior calendar year multiplied by a fraction, the numerator of which is the remaining unexpired term of the Agreement as then determined under Section 2(a) hereof expressed in days and the denominator of which is 365, with all such cash amounts payable in equal monthly installments beginning with the first business day of the month following the Date of Termination. If cash payment is to be made under this Section 5(c), the Employers shall also maintain and provide for a period ending at the earlier of (i) the date of the Executive's employment by another employer that offers health insurance to the Executive or (ii) the date of expiration of the applicable continuation coverage period for the Executive as determined under Section 4980B(f)(2)(B) of the Code, at no cost to the Executive, the Executive's continued participation in all group health insurance plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination.

     6.   Limitation of Benefits under Certain Circumstances.
If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits pursuant to Section 5 hereof shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 5 being non-deductible to either of the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Employers and paid by the Employers. Such counsel shall be reasonably acceptable to the Employers and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty
(30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. The Employers shall pay to the Executive the maximum amount of payments and benefits pursuant to Section 5, as selected by the Executive, which such opinion indicates that there is a high probability do not result in any of such payments and benefits being non-deductible to the Employers and subject to the imposition of the excise tax imposed under Section 4999 of the Code. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

     7.   Protective Covenants.

     (a) Non-Competition. The Executive hereby covenants and agrees that, in the event of his termination of employment with the Corporation prior to the expiration of the Term of Employment as determined in Section 2, for a period of eighteen
(18) months following the date of his termination of employment with the Corporation or the Bank, he shall not, without the written consent of the Corporation, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, any other entity engaged in the business of accepting deposits or making loans or any other business activity of the Corporation, or any direct or indirect subsidiary or affiliate of any such entity having its principal office located in the parishes of Iberville or West Baton Rouge in Louisiana or in Cook County, Illinois, Dallas County, Texas, Dade County, Florida, Marion County, Indiana, New York County, New York, Fairfield County, Connecticut, Union County, New Jersey or Allegheny County, Pennsylvania; provided, however, that this
Section 7(a) shall not apply if the Executives employment is terminated due to death, a voluntary or involuntary termination following a Change in Control of the Corporation, or the Executive's involuntary termination by the Employers without Cause.

     (b) Confidentiality. Unless he obtains the prior written consent of the Corporation, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Corporation or any entity which is a subsidiary of the Corporation or of which the Corporation is a subsidiary, any material document or information obtained from the Corporation, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 7(b) shall prevent the Executive, with or without the Corporations consent, from participating in or disclosing documents or information in connection with any judicial, regulatory or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

     (c) Solicitation. The Executive hereby covenants and agrees that, for a period of eighteen (18) months following his termination of employment with the Corporation or the Bank, he shall not, without the written consent of the Corporation and the Bank, either directly or indirectly:

          (i) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Corporation, the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing any other business activity of the Corporation and having its principal office located in the parishes of Iberville or West Baton Rouge in Louisiana or in Cook County, Illinois, Dallas County, Texas, Dade County, Florida, Marion County, Indiana, New York County, New York, Fairfield County, Connecticut, Union County, New Jersey or Allegheny County, Pennsylvania;

          (ii) provide any information, advice or
     recommendation with respect to any such officer or employee of any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing any other business activity of the Corporation within the parishes of Iberville or West Baton Rouge in Louisiana or in Cook County, Illinois, Dallas County, Texas, Dade County, Florida, Marion County, Indiana,
     New York County, New York, Fairfield County,
     Connecticut, Union County, New Jersey or Allegheny County, Pennsylvania; that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Corporation, the Bank, or any of their respective subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing any other business activity of the Corporation and having its principal office located in the parishes of Iberville or West Baton Rouge in Louisiana or in Cook County, Illinois, Dallas

     County, Texas, Dade County, Florida, Marion County,
     Indiana, New York County, New York, Fairfield
     County, Connecticut, Union County, New Jersey or
     Allegheny County, Pennsylvania;

          (iii) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Corporation to terminate an existing business or commercial relationship with the Corporation.

     (d) Survival of the Section 7 Provisions. The provisions of this Section 7 shall survive the termination or expiration of this Agreement, and the existence of any claim or cause of action of the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of such covenant.

     8.   Mitigation; Exclusivity of Benefits.

     (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

     (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

     9. Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

     10. Assignability. The Employers may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

     11. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

     To the Employers:   Board of Directors
                         Shay Investment Services, Inc.
                         1000 Brickell Avenue, Suite 700
                         Miami, Florida  33131

     To the Executive:   Danny M. Strickland
                         Iberville Building and Loan Association, FSB
                         23910 Railroad Avenue
                         Plaquemine, Louisiana 70764

     12. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Florida without giving effect to the conflict of law principles thereof.

     14. Nature of Obligations. Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

     15. Interpretation and Headings. This agreement shall be interpreted in order to achieve the purposes for which it was entered into. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     18. Regulatory Actions. The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the regulations applicable to all savings associations, 12 C.F.R. Section 563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

     (a) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employers'
affairs pursuant to notice served under Section 8(e)(3) or
Section 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12
U.S.C. Sections 1818(e)(3) and 1818(g)(1)), the Employers' obligations under this Agreement shall be
                                10



suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employers may, in their discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     (b) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Employers' affairs by an order issued under Section 8(e)(4) or Section
8(g)(1) of the FDIA (12 U.S.C. Sections 1818(e)(4) and (g)(1)), all obligations of the Employers under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

     (c) If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

     (d) All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. Section 563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employers is necessary): (i) by the Director of the OTS, or his/her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C.
Section 1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

     19. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. Section 1828(k)) and the regulations promulgated thereunder.










                                11



     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:

                                     SHAY INVESTMENT SERVICES, INC.



/s/ Robert T. Podraza                By: Rodger D. Shay
-----------------------              -----------------------------
Name: Robert T. Podraza              Name: Robert D. Shay
Title: Vice President                Title: President



Attest:

                                     IBERVILLE BUILDING AND LOAN
                                     ASSOCIATION, FSB



/s/ Robert T. Podraza                By: Rodger D. Shay
-----------------------              -----------------------------
Name: Robert T. Podraza              Name: Robert D. Shay
Title: Vice President                Title: President



                                     EXECUTIVE



                                     By: /s/ Danny M. Strickland
                                     -----------------------------
                                     Danny M. Strickland



















                                12